UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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XOMA CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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XOMA CORPORATION

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

April 11, 2014

To Our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of XOMA Corporation on May 22, 2014 at 9:00 a.m. local time, which will be held at our offices at 2910 Seventh Street, Berkeley, California.

Details of the business to be conducted at the annual meeting are provided in the Notice of Annual Meeting of Stockholders and Proxy Statement. Also, for your information, we are making available a copy of our annual report to stockholders for the fiscal year ended on December 31, 2013. This year, we are providing our stockholders access to all of these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as costs associated with mailing all of these materials to all stockholders. Accordingly, on or about April 11, 2014, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to all stockholders of record as of March 27, 2014 and will have posted our proxy materials on the website referenced in the Notice (http://wfss.mobular.net/wfss/xoma/). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice, and any stockholder not receiving a printed set of our proxy materials may request to receive a printed set of such materials.

We hope that you will attend the annual meeting. In any event, please promptly vote your proxy by accessing the Internet, via a toll-free telephone number as instructed in the Notice or, if you have elected to receive a paper copy of the proxy materials, by completing, signing and returning the proxy card that is provided.

Sincerely yours,

John Varian Chief Executive Officer

XOMA CORPORATION

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 9:00 A.M. ON MAY 22, 2014

To the Stockholders of XOMA Corporation:

Notice is hereby given that the annual meeting of stockholders of XOMA Corporation (the “Company”) will be held at the Company’s offices at 2910 Seventh Street, Berkeley, California, on May 22, 2014, at 9:00 a.m. local time, for the following purposes:

1.	To elect directors;

2.	To ratify the appointment of Ernst & Young LLP to act as the Company’s independent registered public accounting firm for the 2014 fiscal year;

3.	To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.0075 per share, by an additional 138,666,666 to 277,333,332 shares;

4.	To approve an amendment to the Company’s Amended and Restated 2010 Long Term Incentive and Stock Award Plan to (a) increase the number of shares of common stock issuable over the term of the plan by an additional 5,350,000 to 18,771,206 shares in the aggregate and (b) provide that, for each stock appreciation right, restricted share, restricted stock unit, performance share, performance unit, dividend equivalent or other stock-based award issued, the number of available shares under the plan will be reduced by 1.18 shares;

5.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and

6.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice.

The Board of Directors has fixed the close of business March 27, 2014, as the record date for the determination of stockholders entitled to notice of, and to vote at, this meeting and at any adjournment or postponement thereof. On March 27, 2014, the Company had 106,877,559 shares of common stock issued and outstanding. The proxy materials prepared in connection with the annual meeting are being made available at http://wfss.mobular.net/wfss/xoma/. Directions to the annual meeting can be found at www.xoma.com.

By Order of the Board of Directors,

Fred Kurland Vice President, Finance, Chief Financial Officer and Secretary

This proxy statement and the related proxy card are being sent or made available on or about April 11, 2014.

YOUR VOTE IS IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2014

Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.sec.gov and on our website, www.xoma.com, by clicking “Investors” and then “SEC Filings.” We will mail without charge, upon written request, a copy of the Annual Report on Form 10-K. Requests should be sent to: XOMA Corporation, Attention Corporate Secretary, 2910 Seventh Street, Berkeley, California 94710.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet as instructed on the enclosed proxy card, or sign and return your proxy card prior to the meeting in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

XOMA CORPORATION

PROXY STATEMENT

TO THE STOCKHOLDERS:

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of XOMA Corporation, a Delaware corporation (“XOMA” or the “Company”), for use at the annual meeting of stockholders to be held at the Company’s offices at 2910 Seventh Street, Berkeley, California, 94710 on May 22, 2014, at 9:00 a.m. local time, or any adjournment or postponement thereof, at which stockholders of record holding shares of Common Stock on March 27, 2014, will be entitled to vote. On March 27, 2014, the Company had issued and outstanding 106,877,559 shares of common stock, par value $0.0075 per share (“Common Stock”). Holders of Common Stock are entitled to one vote for each share held. All references to shares of Common Stock or stockholders of the Company in this proxy statement that relate to a date or period prior to the Company’s change of jurisdiction of incorporation from Bermuda to Delaware that became effective on December 31, 2011 should be considered to be references to the Company’s common shares or shareholders of the Company as it was incorporated in Bermuda.

Access via Internet

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, including our annual report, to each stockholder of record, we have decided to provide access to these materials via the Internet to all of our stockholders. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 11, 2014, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to stockholders of record as of March 27, 2014, and will have posted our proxy materials on the website referenced in the Notice (http://wfss.mobular.net/wfss/xoma/). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice, and any stockholder not receiving a printed set of our proxy materials may request to receive a printed set of such materials.

How to vote your shares

Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. All registered stockholders can appoint a proxy by paper proxy, by telephone or via the Internet by following the instructions included with their proxy card. Stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on voting their shares of Common Stock. Stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm participating in the Broadridge Financial Services, Inc. online program may appoint a proxy electronically through the Internet. Instruction forms will be provided to stockholders whose bank or brokerage firm is participating in Broadridge’s program. Signing and returning the proxy card or submitting the proxy by telephone or through the Internet does not affect the right to vote in person at the annual meeting.

Voting of Proxy

All shares represtened by a valid proxy to the annual meeting will be voted, and, if you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no further instruction and do not hold your shares beneficially thorough a broker, bank or other nominee, your shares will be voted:

•	FOR each of the nominees for the Board of Directors;

•	FOR the ratification of Ernst & Young LLP to act as the Company’s independent registered public accounting firm for the 2014 fiscal year;

•

FOR the approval of an amendment to the Company’s Certificate of Incorporation to increase the number of shares of the Company’s Common Stock, par value $0.0075 per share, by an additional 138,666,666 to 277,333,332 shares;

•

FOR the approval of an amendment to the Company’s Amended and Restated 2010 Long Term Incentive Stock Plan to (a) increase the number of shares of Common Stock issuable over the term of the plan by an additional 5,350,000 to 18,771,206 shares in the aggregate and (b) provide that, for each stock appreciation right, restricted share, restricted stock unit, performance share, performance unit, dividend equivalent or other stock-based award issued, the number of available shares under the plan will be reduced by 1.18 shares; and

•	FOR the advisory vote to approve the compensation of the Company’s named executive officers.

Revocability of Proxies

In the case of registered stockholders, a proxy may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Secretary of the Company at the Company’s principal office, 2910 Seventh Street, Berkeley, California 94710, (b) appearing and voting in person at the annual meeting, (c) properly completing and executing a later-dated proxy and delivering it to the Company at or before the annual meeting, or (d) retransmitting a subsequent proxy by telephone or via the Internet before the annual meeting. Presence without voting at the annual meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on revoking their previously appointed proxies. Abstentions and broker non-votes are each included in the number of shares of Common Stock present and entitled to vote for purposes of establishing a quorum but are not counted in tabulations of the votes cast on proposals presented to stockholders.

Quorum

The presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes are each included in the number of shares of Common Stock present and entitled to vote for purposes of establishing a quorum but are not counted in tabulations of the votes cast on proposals presented to stockholders.

The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and delivery of this proxy statement, the proxy card, and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares of Common Stock that are beneficially owned by others to forward to such beneficial owners. The solicitation of proxies may be supplemented by one or more of telephone, telegram, or personal solicitation by directors, officers, or employees of the Company for no additional compensation. Stockholders appointing a proxy through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the stockholders.

STOCK OWNERSHIP

The following table sets forth certain information regarding all stockholders known by the Company to be the beneficial owners of more than 5% of the Company’s issued and outstanding shares of Common Stock and regarding each director, each of our named executive officers and all directors and executive officers as a group, together with the approximate percentages of issued and outstanding shares of Common Stock owned by each of them. Percentages are calculated based upon shares issued and outstanding plus shares that the holder has the right to acquire under stock options, warrants exercisable and restricted stock units releasable within 60 days from December 31, 2013. The percentages in the table below are based on an aggregate of 106,338,171 shares of

Common Stock issued and outstanding as of March 1, 2014. Unless otherwise indicated, amounts are as of March 1, 2014 and each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned, subject to community property laws where applicable. An individual’s presence on this or any other table presented herein is not intended to be reflective of such person’s status as a “reporting person” under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The address for each director and executive officer listed in the table below is c/o XOMA Corporation, 2910 Seventh Street, Berkeley, California 94710.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Felix J. Baker and Julian C. Baker(1)	30,608,131	29%
Eastern Capital Limited(2)	7,985,790	8%
Deerfield Mgmt, L.P.(3)	6,150,887	6%
FMR LLC(4)	12,241,794	12%
BlackRock Inc.(5)	6,334,976	6%
William K. Bowes, Jr.(6)	82,428	*
Peter Barton Hutt(7)	105,398	*
Thomas Klein (8)	0	*
Fred Kurland(9)	388,737	*
Joseph M. Limber(10)	17,722	*
Kelvin Neu(11)	29,344	*
Paul D. Rubin, M.D.(12)	213,074	*
Patrick J. Scannon, M.D., Ph.D.(13)	356,141	*
W. Denman Van Ness(14)	114,272	*
John Varian(15)	587,710	*
Timothy P. Walbert(16)	74,441	*
Jack L. Wyszomierski(17)	73,887	*
All directors and current executive officers as a group as of the record date (13 persons)(18)	2,203,446	2%

*	Indicates less than 1%.
(1)	Based on a Schedule 13D/A filed with the SEC on August 23, 2013. The shares are held by Baker Brothers Life Sciences, L.P. (26,350,795 shares, including warrants to purchase 6,608,225 shares), 667, L.P. (3,597,349 shares, including warrants to purchase 792,796 shares), and 14159, L.P. (659,987 shares, including warrants to purchase 174,738 shares). Felix J. Baker and Julian C. Baker are the controlling members of the sole general partners of the limited partnerships that are the sole general partners of these entities, may be deemed to be the indirect beneficial owners of such securities and have indicated shared voting and dispositive power with respect thereto. Kelvin Neu, a Managing Director of Baker Bros. Advisors, LLC, serves on the XOMA Corporation Board of Directors, and the shares held by Baker Bros. Advisors are not beneficially owned by Mr. Neu.
(2)	Based on a Schedule 13G/A filed with the SEC on February 12, 2014. Eastern Capital Limited is wholly owned by Portfolio Services Ltd., which is wholly-owned by Kenneth B. Dart. Includes warrants to purchase 1,136,363 shares of Common Stock.
(3)	Based on a Schedule 13G/A filed with the SEC on August 20, 2013.
(4)	Based on a Schedule 13G filed with the SEC on February 13, 2014. The 12,241,794 shares are held by Fidelity Management & Research Company, a wholly-owned subsidiary of FML LLC.
(5)	Based on a Schedule 13G filed with the SEC on February 6, 2014.
(6)	Includes 68,560 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after December 31, 2013.
(7)	Represents 105,398 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after December 31, 2013.

(8)	Does not include 1,659 shares of Common Stock that have vested pursuant to the Company’s Deferred Savings Plan.
(9)	Includes 5,254 shares of Common Stock held by The Kurland Family Living Trust. Includes 361,647 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after December 31, 2013. Does not include 19,136 shares of Common Stock that have vested pursuant to the Company’s Deferred Savings Plan.
(10)	Includes 17,722 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after December 31, 2013.
(11)	Includes 20,944 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after December 31, 2013.
(12)	Includes 209,540 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after December 31, 2013. Does not include 5,310 shares of Common Stock that have been deposited to the Company’s Deferred Savings Plan.
(13)	Includes 4,053 shares of Common Stock held by The Patrick J. Scannon Separate Property Trust. Includes 309,321 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after December 31, 2013. Does not include 22,079 shares of Common Stock that have vested pursuant to the Company’s Deferred Savings Plan.
(14)	Includes 2,600 shares of Common Stock held by The Van Ness 1983 Revocable Trust, of which Mr. Van Ness is a trustee. Includes 94,740 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after December 31, 2013.
(15)	Includes 438,971 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after December 31, 2013. Does not include 15,537 shares of Common Stock that have been deposited to the Company’s Deferred Savings Plan.
(16)	Represents 74,441 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after December 31, 2013.
(17)	Represents 62,090 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after December 31, 2013.
(18)	Does not include 79,662 shares of Common Stock that have vested pursuant to the Company’s Deferred Savings Plan.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The primary objectives of the Company’s compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company’s stockholders over the long-term through the creation of stockholder value and achievement of strategic corporate objectives that are fundamental to our business model. We attract and retain executives by benchmarking against peer companies in our industry to ensure that our compensation packages remain competitive. This practice is discussed in greater detail below under the heading “Benchmarking.” When creating an executive’s overall compensation package, the different elements of compensation are considered in light of the role the executive will play in our achieving near-term and longer-term goals as well as the compensation packages provided to similarly situated executives at peer companies. We also tie short- and long-term cash and equity rewards to the achievement of measurable corporate and individual performance criteria to create incentives that we believe enhance executive performance. Such performance criteria vary depending on each executive’s individual role, but include value-adding achievements such as revenue generation, cost reduction, gains in production efficiency, and timely completion of undertakings. None of our employees are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Benchmarking

The Compensation Committee is composed entirely of non-employee directors under Rule 16b-3 of the Securities Exchange Act of 1934 and outside directors under Section 162(m). The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority, the Compensation Committee has retained the services of Compensia, an independent consulting firm that specializes in executive compensation consulting (the “Consultant”), to assist the Compensation Committee in evaluating the Company’s executive compensation program against the relevant market and to review executive compensation changes. The Consultant looked at incentive compensation, long-term stock options, restricted stock units (“RSUs”), and benefits. No other services were provided by the Consultant.

At the direction of the Compensation Committee, in 2012 management created a survey (the “Executive Compensation Survey”) which compared the Company’s executive pay levels to those of a peer group of 15 companies as reported in the Radford Global Life Sciences Survey from 2012. The peer group was developed by targeting primarily companies with products in Phase 2 and Phase 3 clinical trials with a range of market capitalizations. The companies that comprised the peer group were: Affymax, Alnylam Pharmaceuticals, ArQule, Array BioPharma, BioCryst Pharmaceuticals, Dyax, Immunomedics, Infinity Pharmaceuticals, Neurocrine Biosciences, Osiris Therapeutics, Repligen, Targacept, Trius Therapeutics, Vical and XenoPort.

As noted above, the Compensation Committee considers various benchmarks (i.e., the 25th percentile, the 50th percentile and the 75th percentile) based on the Executive Compensation Survey and chooses a benchmark for a particular year based on the level it deems most appropriate for the Company. For 2013, the Compensation Committee chose the 50th percentile as the benchmark. This process is performed to ensure that total compensation is competitive within the industry and appropriate when certain levels of performance are achieved. If, based on this evaluation, the Compensation Committee determines that the Company’s current compensation levels are not appropriate or tailored to our compensation objectives, then the Compensation Committee may adjust the applicable compensation levels and targets accordingly.

As part of the benchmarking process, the Compensation Committee recognizes the practical reality that job responsibilities of persons with similar titles may vary significantly from company to company and that a person’s title is not necessarily descriptive of a person’s duties. The Compensation Committee considers the scope and complexity of executive positions within the Executive Compensation Survey and compares these positions to the scope and complexity of our executive positions. The result is an assessment of the compensation being paid to our executives in light of the compensation being paid to persons performing duties of similar scope and complexity at the companies participating in the Executive Compensation Survey. The Compensation Committee uses this assessment to assist it in making decisions regarding appropriate compensation levels for our executive positions. The underlying principle of the evaluation methodology is to focus on identifying those positions that have a scope and complexity of responsibilities that are comparable to those duties exercised by each of our particular executives.

Compensation Components

Base Salary.    The base salary paid to an officer is determined on the basis of the individual’s overall experience, responsibility, performance and compensation level in his or her prior position (for newly hired officers), the individual’s overall performance and compensation level at the Company during the prior year (for current employees), the compensation levels of peer companies (including the biotechnology companies listed above) and other labor markets in which the Company competes for employees, the performance of the Company’s Common Stock during the prior fiscal year and such other factors as may be appropriately considered by the Board, by the Compensation Committee and by management in making its proposals to the Compensation Committee.

Long-Term Incentive Program.    Long-term incentive compensation principally takes the form of incentive and non-qualified option grants and awards of RSUs pursuant to stockholder-approved equity-based compensation plans. These grants and awards are designed to promote the convergence of long-term interests between the Company’s key employees and its stockholders; specifically, the value of options granted and RSUs awarded will increase or decrease with the value of the Company’s Common Stock. In this manner, key individuals are rewarded commensurately with increases in stockholder value. Option grants also typically include a 4-year vesting period, and RSU awards typically include a 3-year vesting period, to encourage continued employment. The size of a particular option grant or RSU award is determined based on the individual’s position and contribution to the Company.

For grants and awards during 2013, the number of options granted and RSUs awarded were determined based on employee performance and perceived potential, the numbers of options granted to such individuals in the previous fiscal year, the aggregate number of options and RSUs held by such individual, the number of options granted and RSUs awarded to similarly situated individuals in the pharmaceutical and biotechnology industries, the price of the Company’s Common Stock relative to other companies in such industries and the resulting relative value of such options and RSUs. No specific measures of corporate performance were considered.

In February of 2013, the Company granted stock options and awarded RSUs to officers of the Company. Mr. Varian was granted options to purchase 152,900 shares of Common Stock and awarded 110,721 RSUs. Dr. Scannon was granted options to purchase 39,000 shares of Common Stock and awarded 28,500 RSUs. Dr. Rubin was granted options to purchase 50,299 shares of Common Stock and awarded 36,424 RSUs. Mr. Kurland was granted options to purchase 45,054 shares of Common Stock and awarded 32,625 RSUs. These awards were determined after consideration by the Compensation Committee of the executives’ ownership targets and the Company’s progress toward its business objectives. In addition, Mr. Klein was granted options to purchase 335,000 shares of Common Stock and awarded 242,000 RSUs in connection with his beginning employment.

Historically, option grants intended as long-term incentive compensation have been made pursuant to the Company’s 1981 Share Option Plan (the “Option Plan”) and Restricted Share Plan (the “Restricted Plan”). In May of 2010, the Compensation Committee and the full Board adopted, and in July of 2010 the Company’s stockholders approved, a new equity-based compensation plan, the XOMA Corporation 2010 Long Term Incentive and Stock Award Plan, which was amended with stockholder approval in May of 2011 and amended and restated in December of 2011 to give effect to the Company’s change of jurisdiction of incorporation from Bermuda to Delaware (the “Long Term Incentive Plan”). The Long Term Incentive Plan is intended to consolidate the Company’s long-term incentive compensation under a single plan, by replacing the Option Plan, the Restricted Plan and the 1992 Directors Share Option Plan (the “Directors Plan”) going forward and to provide a more current set of terms pursuant to which to provide this type of compensation.

Cash Bonus Plans.

CEO Incentive Compensation Plan.    In 2004, the Compensation Committee, the Board and the stockholders approved the CEO Incentive Compensation Plan (the “CICP”) in order to make the CEO’s compensation more commensurate with that of industry peers and because the Compensation Committee believed that it was not appropriate to include the CEO in the Management Incentive Compensation Plan given the CEO’s active role in administering that plan.

Only our CEO is eligible to participate in the CICP and, depending on his or her performance and that of the Company, earn incentive compensation. As soon as practicable after the end of each fiscal year (the “Plan Period”), the Compensation Committee recommends to the Board and the Board determines whether and to what extent certain pre-established Company objectives for that Plan Period (“Company Objectives”) have been met, each Company Objective having been assigned a percentage toward completion of the Company Objectives overall (each, a “Achievement Percentage”). For each Plan Period, unless 70% of the Company Objectives for that Plan Period have been met, no incentive compensation will be awarded. The Board retains considerable discretion both in determining the extent to which the Company Objectives are achieved and in considering additional factors that may influence its overall determinations.

The incentive compensation under the CICP is weighted based 50% on meeting Company Objectives, 30% based on CEO evaluation form criteria (relating to leadership, strategic and succession planning, financial matters, human resources, communications and external and board relations) and 20% based on an evaluation of individual performance objectives by the Compensation Committee. The award opportunity range for the CEO expressed as a percentage of his or her base salary is as follows: minimum award opportunity—0%; target award opportunity—50%; and maximum award opportunity—150%, in each case, of base salary.

The performance of the CEO is typically rated as soon as practicable following the conclusion of the Plan Period. Distribution of incentive compensation is generally made in March of the succeeding year after the Plan Period. The incentive awards granted under the CICP are payable in cash.

Management Incentive Compensation Plan .    Certain employees are compensated through the Management Incentive Compensation Plan (the “MICP”), in which officers (other than the CEO) and employees who have the title of Senior Director, Director or Manager, as well as certain additional discretionary participants chosen by the CEO, are eligible to participate. Under the MICP, at the beginning of each Plan Period, the Board (with advice from the Compensation Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company’s performance in achieving the Company Objectives.

After each Plan Period, the Compensation Committee makes a determination as to the performance of the Company and MICP participants in meeting the Company Objectives and individual objectives for that Plan Period. Awards to MICP participants vary depending upon the level of achievement of the Company Objectives, the size of the incentive compensation pool and the MICP participants’ base salaries and performance during the Plan Period as well as their expected ongoing contribution to the Company. The Company must meet a minimum percentage of the Company Objectives (currently 70%) for a particular Plan Period before any awards are made under the MICP for that Plan Period. The Board and the Compensation Committee retain considerable discretion both in determining the extent to which the Company Objectives are achieved and in considering additional factors which may influence its overall determinations.

For officers, including the executive officers named in the “Summary Compensation Table” below, other than the CEO, the incentive compensation under the MICP is weighted as follows: 50% based on meeting Company Objectives described under “Bonus Determinations for 2013” below, 30% based on individual objectives and 20% based on a discretionary evaluation by the CEO. The target awards for these officers as a percentage of base salary range from 30% to 40%, with an award opportunity range of 15% to 60% of base salary. For other MICP participants, the incentive compensation is weighted as follows: either 40% or 30% based on meeting Company Objectives, either 40% or 50% based on individual objectives and, in all cases, 20% based on a discretionary evaluation by the CEO. The award opportunities for these participants as a percentage of base salary range from a minimum of 0% to a maximum of 37.5% of base salary, depending on among other things the participants’ position within the Company.

The performance of the MICP participants is typically rated as soon as practicable following the conclusion of the Plan Period. Distribution of incentive compensation is generally made in March of the succeeding year after the Plan Period. Awards under the MICP are payable in cash.

As of December 31, 2013, 110 individuals within the guidelines approved by the Compensation Committee were determined to be eligible to participate in the MICP, including four of the executive officers named in the “Summary Compensation Table” below other than Mr. Varian.

Bonus Compensation Plan.    Employees who are not eligible to participate in the CICP or the MICP may be also compensated through the Bonus Compensation Plan (the “BCP”). Under the BCP, at the beginning of each Plan Period, the Board (with advice from the Compensation Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company’s performance in achieving the Company Objectives.

After each Plan Period, management makes a determination as to the performance of the Company, and BCP participants in meeting the Company Objectives, which are determined from time to time by the Board in its sole discretion. Awards to BCP participants vary depending upon the level of achievement of the Company Objectives, the size of the incentive compensation pool and the BCP participants’ base salaries. The Company must meet a minimum percentage of the Company Objectives (currently 70%) before any awards are made under the BCP. Awards under the BCP are payable in cash.

As of December 31, 2013, 46 individuals were determined to be eligible to participate in the BCP none of which are executive officers of the Company.

Bonus Determinations for 2013.    For 2013, the Compensation Committee recommended and the Board approved the following Company Objectives: (1) advance the antibody technology and preclinical pipeline, which was assigned a 15% Achievement Percentage; (2) advance the development of the Company’s lead product candidate, gevokizumab, which was assigned a 35% Achievement Percentage; (3) complete the manufacturing technology transfer, which was assigned a 10% Achievement Percentage; (4) establish a Gevokizumab commercial launch plan for the Company in the U.S., which was assigned a 5% Achievement Percentage; (5) advance the Company’s bio-defense product, XOMA 3AB, and the Company’s related portfolio of anti-botulism product candidates, which was assigned a 5% Achievement Percentage; (6) partner the Company’s portfolio of fixed-dose combination products, which was assigned a 5% Achievement Percentage; (7) manage the Company’s financial resources in order to end the year with at least $30 million in cash and cash equivalents, which was assigned a 15% Achievement Percentage; (8) ensure the effective rollout of the Company’s strategic plan, which was assigned a 5% Achievement Percentage; and (9) identify major areas requiring compliance by function and ensure policy ownership and creation, which was assigned a 5% Achievement Percentage. In February of 2014, the Board concluded that the sixth, seventh, eight, and ninth corporate objectives had been achieved, that the first, third, fourth, and fifth corporate objectives had been exceeded, and that the second corporate objective had been partially achieved.

After evaluating the relevant facts and circumstances, the Board concluded that the minimum percentage (70%) of the Company Objectives had been exceeded for the 2013 Plan Period and that as a result awards could be made under the MICP for that Plan Period.

Under the CICP, Mr. Varian’s individual objectives for 2013 were identical to the Company Objective described above.

Individual objectives for 2013 under the MICP for Dr. Scannon were to: (1) create and lead the XOMA Target Committee, (2) carry out his role in connection with the first Corporate Objective described above, (3) lead the Company’s government affairs program to seek additional funding for research and clinical activities, and (4) support Business Development and Commercial activities through partnering profile discussions and commercial assessments. In February of 2014, the CEO determined and the Compensation Committee concurred that Dr. Scannon had achieved the first such objective, exceeded the second and fourth such objectives, and partially achieved the third such objective.

Individual objectives for 2013 under the MICP for Dr. Rubin were to: (1) carry out his role in connection with the first Corporate Objective with respect to advancing the development of XMetD, (2) carry out his role in connection with the first Corporate Objective with respect to advancing the development of XMetA and XMetS, (3) carry out his role in connection with the first Corporate Objective with respect to advancing the development of initiating and advancing new research programs, (4) carry out his role in connection with the second Corporate Objective described above with respect to advancing Gevokizumab uveitis development, (5) carry out his role in connection with the second Corporate Objective described above with respect to advancing development of new Gevokizumab indications, (6) carry out his role in connection with the second Corporate Objective with respect to Gevokizumab ultra ophan indications, (7) carry out this role in connection with the third Corporate Objective described above, (8) carry out his role in connection with the fourth Corporate Objective described above, and (9) carry out his role in connection with the sixth Corporate Objective described above. In February of 2014, the CEO determined and the Compensation Committee concurred that Dr. Rubin had achieved the fifth, sixth, and ninth such objectives, exceeded the first, third, seventh, and eighth such objectives, partially achieved the second such objective and did not achieve the fourth such objective. In addition, the CEO and the Compensation Committee took into consideration Dr. Rubin’s role in equity financings and leading the effort to design and implement a successful Phase 2 proof-of-concept trial in pyoderma gangrenosum.

Individual objectives for 2013 under the MICP for Mr. Kurland were to: (1) carry out his role in connection with the seventh Corporate Objective as described above, (2) carry out his role in connection with the seventh Corporate Objective with respect to increasing XOMA’s visibility in the institutional investment community and maintaining institutional holdings (3), carry out his role in connection with the first, second, third, and fourth Corporate Objectives with respect to developing the service function within the Legal Finance, and Investor Relations departments to proactively engage with operating groups to support attainment of goals, (4) ensure appropriate financial and business controls are in place, and (5) maintain appropriate budget spending levels. In February of 2014, the CEO determined and the Compensation Committee concurred that Mr. Kurland had achieved the third and fifth such objectives, exceeded the second and fourth such objectives, and partially achieved the first such objective. In addition, the CEO and the Compensation Committee took into consideration additional financing support provided by Mr. Kurland.

Individual objectives for 2013 under the MICP for Mr. Klein were to: (1) carry out his role in connection with the fourth Corporate Objective with respect to completing market analysis and scenario planning to inform the Gevokizumab phase 3 development plan, (2) carry out his role in connection with the fourth Corporate Objective with respect to developing a Gevokizumab strategic launch plan, (3) carry out his role in connection with the fourth Corporate Objective with respect to developing a tactical launch plan, (4) carry out his role in connection with the fourth Corporate Objective with respect to building the commercial structure, (5) carry out his role in connection with the fourth Corporate Objective with respect to establishing the pricing range for Gevokizumab in lead indications, and (6) in establishing an internal and external leadership presence. In February of 2014, the CEO determined and the Compensation Committee concurred that Mr. Klein had achieved the second, fourth, fifth, and sixth such objectives, and exceeded the first such objective with the accomplishment of the third such objective moved to a later date.

The evaluation process and resulting determinations described above resulted in cash bonus payments under the CICP and the MICP to the executive officers named in the “Summary Compensation Table” below for 2013 as follows:

Name	Base Salary	Target Bonus Percentage	Target Bonus Amount	Achievement of Objectives Percentage	Actual Bonus Amount
John Varian	$489,250	50%	$244,625	57%	$281,319
Patrick J. Scannon, M.D., Ph.D.	$417,104	35%	$145,986	35%	$148,541
Paul D. Rubin, M.D.	$391,400	40%	$156,560	44%	$172,999
Fred Kurland	$347,194	40%	$138,878	42%	$147,558
Thomas Klein(1)	$380,000	40%	$152,000	33%	$128,757

(1)	Mr. Klein joined the Company in March 2013.

Other Compensation.    The Company maintains broad-based benefits and perquisites that are provided to all employees, including health insurance, life and disability insurance, vision and dental insurance, a 401(k) plan and temporary housing and other living expenses for relocated employees. The Company also maintains an Employee Stock Purchase Plan, designed to give employees an opportunity to purchase shares of Common Stock through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company.

Tax Treatment.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of the Company) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility. We consider tax deductibility under Section 162(m) as a factor in our compensation decisions. However, we retain the ability to authorize certain compensation payments that may not satisfy the tax deductibility requirements under Section 162(m) if it is determined that such payments are appropriate to attract and/or retain executive talent or otherwise promote our corporate objectives. The Company and the Compensation Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

Compensation Risk Assessment

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company. We believe that our approach to goal-setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value. We believe we have allocated our compensation among base salary and short- and long-term compensating target opportunities in such a way as not to encourage excessive risk-taking.

Summary Compensation Table

The following table sets forth certain summary information for the prior three years concerning the compensation earned by the Company’s Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated officers who were named executive officers of the Company as of December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)(4)	Total ($)
John Varian	2013	$489,250	$0		$300,608	$301,274	$281,319	N/A	$12,880	$1,385,331
(Chief Executive Officer)	2012	$473,894	$0		$1,359,275	$1,344,286	$293,524	N/A	$13,033	$3,484,012
	2011	$134,872	$65,000		$22,807	$152,069	$0	N/A	$59,669	$434,417

Patrick J. Scannon, M.D., Ph.D.	2013	$417,104	$0		$77,378	$76,846	$148,541	N/A	$21,390	$741,259
(Executive Vice President and	2012	$417,104	$0		$172,239	$173,007	$131,607	N/A	$21,474	$915,432
Chief Scientific Officer)	2011	$410,940	$0		$114,847	$266,258	$114,690	N/A	$16,544	$923,279

Paul D. Rubin, M.D.	2013	$391,400	$0		$98,891	$99,109	$172,999	N/A	$11,256	$773,655
(Senior Vice President,	2012	$372,776	$0		$399,862	$326,722	$150,465	N/A	$100,279	$1,350,104
Research and Development and Chief Medical Officer)	2011	$199,641	$0		$0	$517,368	$72,495	N/A	$64,030	$853,534

Fred Kurland	2013	$347,194	$0		$88,577	$88,774	$147,558	N/A	$16,330	$688,433
(Vice President, Finance and Chief Financial Officer)	2012	$337,082	$0		$201,884	$202,784	$145,822	N/A	$16,236	$903,808
	2011	$332,100	$0		$114,562	$266,767	$122,599	N/A	$28,058	$864,086

Thomas Klein	2013	$380,000	$0		$802,660 $	804,737	$128,757	N/A	$11,785	$2,127,939
(Vice President, Chief Commercial Officer) (5)	2012	$—	$0	$	— $	—	$—	—	$—	$—
	2011	$—	$0	$	— $	—	$—	—	$—	$—

(1)	The amounts in this column do not reflect compensation actually received by the named executive officers but represent the aggregate grant date fair value for option awards calculated in accordance with FASB ASC Topic 718. See Note 9 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”) regarding assumptions underlying valuation of equity awards.
(2)	The amounts in this column do not reflect compensation actually received by the named executive officers but represent the aggregate grant date fair value for option awards calculated in accordance with FASB ASC Topic 718. See Note 9 of the consolidated financial statements in the Company’s 2013 Form 10-K regarding assumptions underlying valuation of equity awards.

(3)	The amounts in this column for 2013 for Drs. Scannon and Rubin and Messrs. Kurland and Klein represent awards under the Company’s MICP paid in 2014 relating to performance in 2013. The amounts in this column for 2012 for Drs. Scannon and Rubin and Messrs. Kurland and Klein represent awards under the Company’s MICP paid in 2013 relating to performance in 2012. The amounts in this column for 2011 for Drs. Scannon and Rubin and Messrs. Kurland and Klein represent awards under the MICP paid in 2012 relating to performance in 2011. The section titled “Compensation Discussion and Analysis” in this proxy statement provides additional information regarding the Company’s MICP.
(4)	Amounts in this column for 2013, 2012, and 2011 include:

Mr. Varian—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amount of 1,741, 4,455 and 9,341 respectively; (b) group term life insurance premiums in the amount of $1,380, $1,782 and $564, respectively; and (c) for 2011 only, cash payments in the amount of $48,315 for compensation as a director for the Company.

Dr. Scannon—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amounts of 1,741, 4,455 and 9,524 shares of Common Stock, respectively; and (b) group term life insurance premiums in the amount of $9,890.53, $10,223, and $5,544, respectively.

Dr. Rubin—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amount of 889, 2,214 and 2,207 respectively; and (b) group term life insurance premiums in the amount of $5,385, $3,362 and $1,376, respectively.

Mr. Kurland—(a) cash payments in lieu of earned vacation and/or personal holidays in the amounts of $12,773 in 2011; (b) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amounts of 1,741, 4,455 and 9,524 shares of Common Stock, respectively; and (b) group term life insurance premiums in the amounts of $4,830, $4,986, and $4,285.

Mr. Klein—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amount of 1,659 shares of Common Stock; and (b) group term life insurance premiums in the amount of $818.80.

Company shares of Common Stock contributed under the Company’s Deferred Savings Plan were valued in 2013, 2012, and 2011 at fiscal year-end formula prices of $6.607, $2.52, and $1.15, respectively, per share.

(5)	Mr. Klein joined the Company in March 2013.

Grants of Plan-Based Awards

The following table contains information concerning the grant of awards to our named executive officers under any plan during 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Securities Underlying Options (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John Varian	2/28/2013	—	—	—	—	—	—	—	152,900	$2.7150	$301,274
	2/28/2013	—	—	—	—	—	—	110,721	—	—	$300,607
	—	$0	$244,625	$366,938	—	—	—	—	—	—	—

Patrick J. Scannon, M.D., Ph.D.	2/28/2013	—	—	—	—	—	—	—	39,000	$2.7150	$76,846
		—	—	—	—	—	—	28,500	—	—	$77,378

	—	$0	$145,986	$218,979	—	—	—	—	—	—	—

Paul D. Rubin, M.D.	2/28/2013	—	—	—	—	—	—	—	50,299	$2.7150	$99,109
		—	—	—	—	—	—	36,424	—	—	$98,891
	—	$0	$156,560	$234,840	—	—	—	—	—	—	—

Fred Kurland	2/28/2013	—	—	—	—	—	—	—	45,054	$2.7150	$88,774
		—	—	—	—	—	—	32,625	—	—	$88,577
	—	$0	$138,878	$208,317	—	—	—	—	—	—	—

Thomas Klein	3/18/2013	—	—	—	—	—	—	—	335,000	$3.31	$804,737
	3/18/2013	—	—	—	—	—	—	240,000	—	—	$794,400
	5/23/2013	—	—	—	—	—	—	2,000	—	—	$8,260
	—	$0	$152,000	$228,000	—	—	—	—	—	—	—

(1)	These columns set forth the threshold, target and maximum cash bonus amounts for each named executive officer for the year ended December 31, 2013 under the CICP or the MICP, as applicable, as discussed above in “Compensation Discussion and Analysis—Compensation Components—Cash Bonus Plans”. The actual cash bonus awards earned for the year ended December 31, 2013 are set forth in the “Summary Compensation Table” above. As such, the amounts set forth in this column do not represent actual compensation earned by these named executive officers for the year ended December 31, 2013.
(2)	The grant date fair values were calculated in accordance with FASB ASC 718. See Note 9 of the consolidated financial statements in our 2013 Form 10-K regarding assumptions underlying valuation of equity awards.

Outstanding Equity Awards as of December 31, 2013

The following table provides information as of December 31, 2013 regarding unexercised options and restricted common stock awards held by each of our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John Varian	4,666	0	0	$16.0500	12/08/18
	2,333	0	0	$11.4000	05/21/19
	5,000	0	0	$5.2350	07/21/20
	7,800	0	0	$5.8300	01/07/21
	152,900	121,046	0	$2.7150	02/28/23
	105,544	0	0	$1.6900	10/27/21
	330,392	169,102	0	$1.2400	01/04/22
	44,608	26,210	0	$1.2400	01/04/22
	391,805	253,040	0	$3.5300	07/19/22
	5,000	0	0	$3.0300	05/26/21
						400,532	$2,695,580.36

Patrick J. Scannon, M.D., Ph.D.	15,662	0	0	$5.8300	01/07/21
	39,000	30,875	0	$2.7150	02/28/23
	1,219	0	0	$86.5500	02/25/14
	1,083	0	0	$21.0000	02/23/15
	916	0	0	$21.0000	02/23/15
	2,000	0	0	$25.2000	02/28/16
	2,666	0	0	$50.8500	02/21/17
	4,084	0	0	$55.0500	10/31/17
	22,582	0	0	$55.0500	10/31/17
	5,333	0	0	$40.6500	02/21/18
	13,117	0	0	$8.4000	02/26/19
	215	0	0	$8.4000	02/26/19
	29,448	5,000	0	$7.3500	03/01/20
	50,551	0	0	$7.3500	03/01/20
	74,898	0	0	$5.8300	01/07/21
	33,274	0	0	$1.6900	10/27/21
	55,071	0	0	$1.6900	10/27/21
	67,381	43,516	0	$3.5300	07/19/22
	780	0	0	$86.5500	02/25/14
						83,680	$563,166.40

Paul D. Rubin, M.D.	123,682	57,894	0	$3.0400	05/31/21
	116,318	27,106	0	$3.0400	05/31/21
	50,299	39,821	0	$2.7150	02/28/23
	110,813	71,566	0	$3.5300	07/19/22
	24,600	14,862	0	$2.3600	05/24/22
						135,663	$913.011.99

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Fred Kurland	10,322	0	0	$9.3000	12/29/18
	555	0	0	$8.4000	02/26/19
	12,777	0	0	$8.4000	02/26/19
	17,553	4,584	0	$7.3500	03/01/20
	45,054	35,668	0	$2.7150	02/28/23
	1,898	0	0	$5.8300	01/07/21
	89,102	0	0	$5.8300	01/07/21
	14,689	0	0	$1.6900	10/27/21
	73,436	0	0	$1.6900	10/27/21
	78,978	51,006	0	$3.5300	07/19/22
	43,010	0	0	$9.3000	12/29/18
	55,779	0	0	$7.3500	03/01/20
						93,348	$628,232.04

Thomas Klein	335,000	335,000	0	$3.3100	03/18/23
						242,000	$1,628,660.00

(1)	Pursuant to SEC disclosure rules, the amount listed in this column represents the product of the closing market price per share of the Common Stock as of December 31, 2013 ($6.73) multiplied by the number of shares of stock or units subject to the award.

Option Exercises and Shares Vested

The following table sets forth the number of shares of Common Stock acquired upon exercise of options by each named executive officer during 2013 and the number of share awards held by each named executive officer that vested during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)
John Varian	80,000	$256,936	195,239	$784,036
Patrick J. Scannon, M.D., Ph.D.	40,000	$135,785	38,917	$156,411
Paul D. Rubin, M.D.	22,661	$44,482	49,620	$186,631
Fred Kurland	0	$0	41,660	$167,353
Thomas Klein	0	$0	0	$0

Pension Benefits

None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Contracts and Termination of Employment and Change of Control Arrangements

The Company has entered into an employment agreement with Mr. Varian, effective January 4, 2012, that provides for his employment as Chief Executive Officer at a salary of not less than $475,000 per year. Under the employment agreement, Mr. Varian is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the CICP but excluding the MICP. Upon termination of his employment for any reason other than for cause or upon his resignation for good reason, Mr. Varian will be entitled to (i) a severance payment equal to his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for 12 months, and (iv) outplacement services for 12 months not to exceed $15,000 in value; provided that, if Mr. Varian is terminated other than for cause after December 31 of any year in which he was a participant in the CICP, then he will be entitled to receive his bonus payment for the year just ended consistent with his performance against his CICP objectives. Pursuant to this agreement, all payments and benefits to Mr. Varian thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. The employment agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless notice of non-extension of the term is given by either party. On March 11, 2014, the Company entered into a retention benefit arrangement with Mr. Varian in recognition of the significant contributions that the Company expects him to make during the next several years. That arrangement provides that, in the event that Mr. Varian remains an employee or director of the Company through the earlier to occur of (1) the annual meeting of stockholders held in 2017, (2) an agreement by the Company’s Board of Directors to treat his departure as a retirement under the terms of our equity awards program, or (3) a Change in Control of the Company as defined in that certain Change in Control Agreement, dated January 4 2012, between the Company and Mr. Varian (the “Bonus Date”), the Company will extend to Mr. Varian the “Retention Benefit” described below. The Retention Benefit is that each of the options and restricted stock units held by Mr. Varian as of the Bonus Date would become fully vested as of the Bonus Date and, with respect to options, even if the options were not fully exercisable prior to the Bonus Date, each option would remain vested and exercisable for the full term of such option until the expiration date of the option set forth in the applicable stock option agreement as if he had not incurred a termination of service (as defined in the award agreements), but in no event later than ten years following the grant date of the option. On the expiration date of Mr. Varian’s then-held options, as set forth in the applicable stock option agreements, his options would terminate and cease to be exercisable. Except as otherwise provided in the retention benefit arrangement, Mr. Varian’s options and restricted stock units will remain subject to all of the terms of the applicable award agreements.

The Company has entered into an employment agreement with Dr. Scannon, on December 16, 2011, that took effect on November 1, 2012 and provides for his employment as Executive Vice President and Chief Scientific Officer at a salary of not less than $410,940 per year. Under the agreement, Dr. Scannon is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company without cause or by Dr. Scannon upon his resignation for good reason, Dr. Scannon will be entitled to (i) a severance payment equal to 0.75 of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for nine months, and (iv) outplacement services for six months not to exceed $8,000 in value. Pursuant to this agreement, all payments and benefits to Dr. Scannon thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. The agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties. On January 7, 2014, the company and Dr. Scannon amended his employment agreement with the Company to reflect a change in Dr. Scannon’s status from full- to part-time service to allow him to pursue personal interests, reducing his annual base salary to $250,000, effective January 1, 2014. The other terms of his employment agreement remain unchanged.

The Company has entered into an employment agreement with Dr. Rubin, dated as of December 16, 2011, that provide for his employment as Vice President, Research and Development and Chief Medical Officer. On May 24, 2012, Dr. Rubin was promoted to the position of Senior Vice President, Research and Development and

Chief Medical Officer. Following his promotion, Dr. Rubin’s base salary is set at not less than $380,000 per year. Under his employment agreement, Dr. Rubin is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment for any reason other than for cause or upon his resignation for good reason, Dr. Rubin will be entitled to (i) a severance payment equal to 0.75 of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for nine months, and (iv) outplacement services for six months not to exceed $8,000 in value. Pursuant to his employment agreement, all payments and benefits to Dr. Rubin thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. Dr. Rubin’s employment arrangement continues for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company has entered into an employment agreement with Mr. Kurland, on December 16, 2011, that took effect on November 1, 2012 and provides for his employment as Vice President, Finance and Chief Financial Officer at a salary of not less than $332,100 per year. Under the agreement, Mr. Kurland is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company without cause or by Mr. Kurland upon his resignation for good reason, Mr. Kurland will be entitled to (i) a severance payment equal to 0.75 of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for nine months, and (iv) outplacement services for six months not to exceed $8,000 in value. Pursuant to this agreement, all payments and benefits to Mr. Kurland thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. The agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company has entered into an employment agreement with Mr. Klein, on March 18, 2013, that took effect on March 18, 2013 and provides for his employment as Vice President and Chief Commercial Officer at a salary of not less than $380,000 per year. Under the agreement, Mr. Klein is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company without cause or by Mr. Klein upon his resignation for good reason, Mr. Klein will be entitled to (i) a severance payment equal to 0.75 of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for nine months, and (iv) outplacement services for six months not to exceed $8,000 in value. Pursuant to this agreement, all payments and benefits to Mr. Klein thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. The agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

Certain Other Payments Upon a Change of Control

Named Executive Officers.    Each of our named executive officers has entered into change of control severance agreements (the “Change of Control Agreements”) that may require us to make certain payments and/or provide certain benefits to certain executive officers in the event of a termination of employment or a change of control.

Change of Control.    A “change of control” is defined in the Change of Control Agreements as the occurrence of any of the following events: (i) a merger, amalgamation or acquisition in which the Company is not the surviving or continuing entity, except for a transaction the principal purpose of which is to change the jurisdiction of the Company’s organization; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any other reorganization or business combination in which fifty percent (50%) or more of the Company’s outstanding voting securities are transferred to different holders in a single transaction or series of related transactions; (iv) any approval by the stockholders of the Company of a plan of complete liquidation of the Company; (v) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (vi) a change in the composition of the Board, as a result of which fewer than a majority of the directors are incumbent directors.

Vesting of Options.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or 18 months after a change of control, the exercisability of all options granted to such named executive officer by the Company shall automatically be accelerated so that all such options may be exercised immediately upon such involuntary termination for any or all of the shares subject thereto and the post-termination exercise period shall be extended to 60 months or the remainder of the maximum term of the options (or such shorter period of time to avoid the application of Section 409A of the Code). The options shall continue to be subject to all other terms and conditions of the Company’s option plans and the applicable option agreements between the employee and the Company.

Outplacement Program.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or 18 months after a change of control, the named executive officer will immediately become entitled to participate in a twelve-month executive outplacement program provided by an executive outplacement service, at the Company’s expense not to exceed $15,000.

Cash Severance.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or 18 months after a change of control, then the named executive officer shall be entitled to receive a severance payment equal to the sum of (A) an amount equal to one and one-half times (or, in the case of the CEO, two times) the named executive officer’s annual base salary as in effect immediately prior to the involuntary termination plus (B) an amount equal to one and one-half times (or, in the case of the CEO, two times) the named executive officer’s target bonus as in effect for the fiscal year in which the involuntary termination occurs.

Health and Other Benefits.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or 18 months after a change of control, then for a period of 18 months (or, in the case of the CEO, 24 months) following such termination, (A) the Company shall make available and pay for the full cost of the coverage (plus, other than for the CEO, an additional amount to pay for the taxes on such payments, if any, plus any taxes on such additional amount) of the named executive officer and his or her spouse and eligible dependents under any group health plans of the Company on the date of such termination of employment at the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the named executive officer or such covered dependents on the date immediately preceding the date of his or her termination and (B) if the named executive officer is, at the time of such termination, an eligible participant in the Company’s mortgage differential program, the Company shall continue to make mortgage assistance payments to such named executive officer pursuant to such program as in effect at the time of such termination.

Compensation Committee Report on Executive Compensation

The Company’s compensation program for officers (including the named executive officers) is administered by the Compensation Committee, which is composed of four independent directors. Following review and approval by the Compensation Committee, all issues pertaining to officer compensation are submitted to the full Board for approval.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2013 Form 10-K.

COMPENSATIONCOMMITTEE

OF THE BOARD OF DIRECTORS

Jack L. Wyszomierski, Chairman

Joseph M. Limber

W. Denman Van Ness

Compensation of Directors

The primary objectives of the Company’s director compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company’s stockholders through the creation of stockholder value. We attract and retain directors by benchmarking against companies in our industry of similar size to ensure that our director compensation packages remain competitive. The different elements of director compensation are considered in light of the compensation packages provided to similarly situated directors at peer companies.

The Nominating & Governance Committee has retained the services of the Consultant to assist in evaluating the Company’s director compensation program against the relevant market. At the direction of the Nominating & Governance Committee, management created a survey (the “Director Compensation Survey”) which compared the Company’s director pay levels to those of the same peer group of companies used in the Executive Compensation Survey. The benchmarking process for director compensation used by the Nominating & Governance Committee based on the Director Compensation Survey is substantially similar to the process used by the Compensation Committee for evaluating executive compensation described above under “Compensation Discussion and Analysis.”

The table below sets forth the 2013 compensation for members of the Board who were non-employee directors at any time during 2013. Mr. Varian (CEO) and Dr. Scannon (Executive Vice President and Chief Scientific Officer) are not listed in this table because they received no additional compensation for services as members of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total
W. Denman Van Ness	$86,000.00	$39,028.50	$39,350.97	$—	N/A	$—	$164,379.47
William K. Bowes, Jr.	$47,966.67	$34,692.00	$34,978.64	$—	N/A	$—	$117,637.31
Peter Barton Hutt	$41,000.00	$0	$60,308.00	$—	N/A	$—	$101,308.00
Joseph M. Limber	$40,033.33	$34,692.00	$34,978.64	$—	N/A	$—	$109,703.97
Kelvin Neu	$35,000.00	$34,692.00	$34,978.64	$—	N/A	$—	$104,670.64
Timothy P. Walbert	$61,966.67	$34,692.00	$34,978.64	$—	N/A	$—	$131,637.31
Jack L. Wyszomierski	$56,000.00	$34,692.00	$34,978.64	$—	N/A	$—	$125,670.64
Total	$234,000	$212,488.5	$274,552.17	$—	N/A	$—	$807,040.67

(1)	The stock award amounts represent the aggregate grant date fair value for restricted stock unit awards computed in accordance with FASB ASC Topic 718. See Note 9 of the consolidated financial statements in the 2013 Form 10-K regarding assumptions underlying valuation of equity awards. As of December 31, 2013, the aggregate awards amounts outstanding for each director listed on this table were as follows: Mr. Van Ness—22,625, Mr. Bowes—18,498, Mr. Hutt—0, Mr. Limber—25,200, Mr. Neu—19,600, Mr. Walbert—18,498, and Mr. Wyszomierski—18,498.
(2)	The option amounts represent the aggregate grant date fair value for option awards computed in accordance with FASB ASC Topic 718. See Note 9 of the consolidated financial statements in the 2013 Form 10-K regarding assumptions underlying valuation of equity awards. As of December 31, 2013, the aggregate option amounts outstanding for each non-employee director were as follows: Mr. Van Ness—98,002 (45,586 of which are held by The Van Ness 1983 Revocable Trust), Mr. Bowes—71,460, Mr. Hutt—110,398, Mr. Limber—34,800, Mr. Neu—34,800, Mr. Walbert—65,544 and Mr. Wyszomierski—64,990.

Director Compensation Policy

Effective May 24, 2012, each non-employee director is entitled to receive an annual retainer of $35,000, plus an additional (1) $20,000, in the case of the chairman of the Audit Committee, (2) $9,000, in the case of any other member of the Audit Committee, (3) $12,000, in the case of the chairman of the Compensation Committee or Nominating & Governance Committee, (4) $6,000, in the case of any other member of the Compensation Committee and chairman of the Nominating & Governance Committee, and (5) $30,000, in the case of the Chairman of the Board. The Company’s directors do not receive meeting fees.

In 2013 the Company granted stock options and awarded RSUs to non-employee directors of the Company pursuant to the Long Term Incentive Plan as follows: Mr. Bowes was granted options to purchase 11,600 shares of Common Stock and awarded 8,400 RSUs, Mr. Hutt was granted options to purchase 20,000 shares of Common Stock, Mr. Walbert was granted options to purchase 11,600 shares of Common Stock and awarded 8,400 RSUs, Mr. Wyszomierski was granted options to purchase 11,600 shares of Common Stock and awarded 8,400 RSUs, all options at an exercise price of $4.13 per share, and Mr. Neu was granted options to purchase 11,600 shares of Common Stock at an exercise price of $4.13 and awarded 8,400 RSUs. Mr. Limber was granted options to purchase 11,600 shares of Common Stock at an exercise price of $4.13 and awarded 8,400 RSUs. In addition, Mr. Van Ness, the Chairman of the Board, was granted options to purchase 13,050 shares of Common Stock and awarded 9,450 RSUs, with the option exercise price of $4.13 per share.

Directors who are employees of the Company are neither paid any fees or other remuneration nor awarded stock options, restricted stock awards or shares of Common Stock of the Company for services as members of the Board, except that Mr. Varian continued to receive his standard compensation as a director while he was Interim Chief Executive Officer in 2011.

ITEM 1—ELECTION OF DIRECTORS

The Company’s directors are elected annually to serve until the next annual meeting of stockholders or until their successors are elected, or until their death, resignation or removal. The nominees for the Board are set forth below. Unless otherwise instructed, the proxy holders will vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee should become unavailable for election due to an unexpected occurrence, the proxies will be voted for any such substitute nominee as may be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees listed below will be unable to serve. The nine candidates receiving the highest number of affirmative votes of the shares of Common Stock entitled to vote at the annual meeting will be elected as directors of the Company.

In the past, banks and brokerage firms were permitted under applicable rules to vote shares beneficially owned by their clients even when they had not received instructions on how to vote those shares regarding certain “discretionary” matters, including uncontested director elections. Due to recent changes in these rules, uncontested director elections are no longer “discretionary,” so if your shares are registered in the name of a bank or brokerage firm, you must follow your bank’s or brokerage firm’s instructions in order to participate in the election of our directors.

Nominees to the Board

Name	Title	Age
John Varian	Chief Executive Officer and Director	54
Patrick J. Scannon, M.D., Ph.D.	Executive Vice President, Chief Scientific Officer and Director	66
W. Denman Van Ness	Chairman of the Board	71
William K. Bowes, Jr.	Director	87
Peter Barton Hutt	Director	79
Joseph M. Limber	Director	61
Kelvin Neu	Director	41
Timothy P. Walbert	Director	46
Jack L. Wyszomierski	Director	58

John Varian was appointed Chief Executive Officer in January 2012 after serving as Interim Chief Executive Officer since August 31, 2011. He has been a director of the Company since December of 2008. He served as Chief Operating Officer of Aryx Therapeutics from December of 2003 to August of 2011 and as its Chief Financial Officer from April of 2006 to March of 2011. Prior to joining Aryx Therapeutics, Mr. Varian was the CFO of Genset S.A., where he was a key member of the team negotiating the company’s sale to Serono S.A. in 2002. From October of 1998 to April of 2000, Mr. Varian served as Senior Vice President, Finance and Administration of Elan Pharmaceuticals, Inc., joining the company as part of its acquisition of Neurex Corporation. Prior to the acquisition, he served as Neurex Corporation’s CFO from June of 1997 until October of 1998. From 1991 until 1997, Mr. Varian served as the VP Finance and CFO of Anergen Inc. Mr. Varian was an Audit Principal/Senior Manager at Ernst & Young from 1987 until 1991 where he focused on life sciences. He is a founding member of the Bay Area Bioscience Center and a former chairman of the Association of Bioscience Financial Officers International Conference. Mr. Varian received a B.B.A. degree from Western Michigan University. Mr. Varian served on the Board of Nventa Biopharmaceuticals Corporation until the company merged with Akela Pharma Inc. in March of 2009. In 2014, Mr. Varian joined the Board of Directors of Versartis, Inc. Mr. Varian has significant experience in building biopharmaceutical companies and brings a specific focus on financing, corporate financial management and related matters to the Company and Board.

Patrick J. Scannon, M.D., Ph.D. is one of the Company’s founders and has served as a director since its formation. Dr. Scannon became Executive Vice President and Chief Scientific Officer in February of 2011. Previously he was Executive Vice President and Chief Medical Officer beginning in March of 2009 and served as Executive Vice President and Chief Biotechnology Officer from May of 2006 until March of 2009, Chief Scientific and Medical Officer from March of 1993 until May of 2006, Senior Vice President from May of 1999 to May of 2006, Vice Chairman, Scientific and Medical Affairs from April of 1992 to March of 1993 and President from the Company’s formation until April of 1992. In 2007, Dr. Scannon was invited to join the newly formed National Biodefense Science Board, reporting to the Secretary of the Department of Health and Human Services. He also served on the Defense Sciences Research Council for the Defense Advanced Research Projects Agency (DARPA) and on the Threat Reduction Advisory Committee for the Department of Defense. In 2007, he was appointed to the Board of Directors of Pain Therapeutics, Inc., a biopharmaceutical company. From 1979 until 1981, Dr. Scannon was a clinical research scientist at the Letterman Army Institute of Research in San Francisco. A Board-certified internist, Dr. Scannon holds a Ph.D. in organic chemistry from the University of California, Berkeley and an M.D. from the Medical College of Georgia. Dr. Scannon’s experience in founding and building the Company is integral to the Company and its mission. His medical and scientific background, experience in all aspects of biopharmaceutical product discovery and development, board and government advisory experience and operational knowledge provide strategic guidance to the Company and the Board.

W. Denman Van Ness has been a director since October of 1981 and was appointed Lead Independent Director in January of 2008 and Chairman of the Board in August of 2011. He is Chairman of Hidden Hill Advisors, a venture capital consulting firm. From April of 1996 through October of 1999, he was a Managing Director of CIBC Capital Partners, an international merchant banking organization. From 1986 to 1996, Mr. Van Ness was a General Partner of Olympic Venture Partners II and Rainier Venture Partners, venture capital funds, and from 1977 until 1985, he was a General Partner of the venture capital group at Hambrecht & Quist, the manager of several venture capital funds. Mr. Van Ness brings to the Board an extensive understanding of corporate development and background in assessing a wide range of corporate funding sources and partnering opportunities. His leadership skills, including past service on the boards of other companies, contribute to his role as Chairman of the Board.

William K. Bowes, Jr. has been a director since February of 1986. He has been a General Partner of U.S. Venture Partners since 1981 and currently holds the position of Founding Partner. Mr. Bowes is a member of the Board or the Business Advisory Council of a number of academic initiatives at institutions such as Harvard University, Stanford University, the University of California, San Francisco and the University of California, Berkeley. Mr. Bowes provides exceptional knowledge and advice on capital markets and development strategies for biopharmaceutical companies.

Peter Barton Hutt former Chief Counsel for the Food and Drug Administration (FDA), became a director in May of 2005. Mr. Hutt is currently Senior Counsel to the Washington, D.C. law firm of Covington & Burling, specializing in food and drug law. Since 1994, he has taught a course on food and drug law at Harvard Law School and taught the same course at Stanford Law School in 1998. He is also a co-author of Food and Drug Law: Cases and Materials. Mr. Hutt is a member of the Institute of Medicine (IOM) of the National Academy of Sciences (NAS). He recently served on the Working Group on Innovation in Drug Development and Evaluation of President Obama’s Council of Advisors on Science and Technology (PCAST). He has served on a wide variety of academic and advisory boards, including the Panel on the Administrative Restructuring of the National Institutes of Health (NIH). Formerly, he has served on the IOM Executive Committee, Advisory Committee to the Director of the NIH, the NAS Committee on Research Training in the Biomedical and Behavioral Sciences, and the National Committee to Review Current Procedures for Approval of New Drugs for Cancer and AIDS established by the President’s Cancer Panel of the National Cancer Institute at the request of President George Bush. Mr. Hutt received his undergraduate degree from Yale University, and law degrees from Harvard University and New York University. Mr. Hutt currently serves as a director of BIND Therapeutics, Inc. and Momenta Pharmaceuticals. Previously, Mr. Hutt served as a director of Ista Parmaceuticals from 2002 to 2012 and as a director of Celera from 2008-2011. Mr. Hutt’s extensive and unique combination of legal, government, and industry experience is a key asset to the Board. He brings significant insight into the regulatory aspects of pharmaceutical development.

Joseph M. Limber has been a director since December 12, 2012. Mr. Limber has served as President and Chief Executive Officer of Gradalis, Inc. since July 2013. Prior to that, Mr. Limber served as President and Chief Executive Officer of Prometheus Laboratories Inc., a subsidiary of Nestlé Health Science, since December 2003 and as a member of its Board of Directors since January 2004. From January 2003 to July 2003, Mr. Limber was a consultant and interim Chief Executive Officer for Deltagen, Inc., a provider of drug discovery tools and services to the biopharmaceutical industry. From April 1998 to December 2002, Mr. Limber was the President and Chief Executive Officer of ACLARA BioSciences, Inc. (now Monogram Biosciences, Inc.), a developer of assay technologies and lab-on-a-chip systems for life science research. From 1996 to 1998, he was the President and Chief Operating Officer of Praecis Pharmaceuticals, Inc. (acquired by GlaxoSmithKline plc), a biotechnology company focused on the discovery and development of pharmaceutical products. Prior to Praecis, Mr. Limber served as Executive Vice President of SEQUUS Pharmaceuticals, Inc. (acquired by Alza Corporation and now part of the Johnson & Johnson family of companies). He also held management positions in marketing and sales with Syntex Corporation (now F. Hoffmann-La Roche Ltd.) and with Ciba-Geigy Corporation (now Novartis AG). Mr. Limber holds a B.A. from Duquesne University. Mr. Limber has successfully developed markets for specialty pharmaceutical products and managed the critical transition from research organization to commercial entity.

Kelvin Neu, M.D. has been a Director of XOMA Corporation since July 2012. Dr. Neu is a Managing Director at Baker Bros. Advisors LP. Dr. Neu holds an M.D. from Harvard Medical School-MIT Health Sciences and Technology program and spent three years in the Immunology Ph.D. program at Stanford University as a Howard Hughes Medical Institute Fellow. Dr. Neu holds an A.B. from Princeton University, where he was awarded the Khoury Prize for graduating first in his department of Molecular Biology. Prior to attending Princeton, Dr. Neu served for two years in the military of his native Singapore. Mr. Neu’s scientific background provides strategic guidance to the Company and the Board.

Timothy P. Walbert has been a director since November of 2010. Mr. Walbert is Chairman, President and Chief Executive Officer of Horizon Pharma, a publicly traded biopharmaceutical company focused on developing and commercializing innovative medicines for unmet therapeutic needs in arthritis, pain and inflammatory diseases. From 2007 until 2009, Mr. Walbert was President, Chief Executive Officer and a director of IDM Pharma, Inc., a publicly traded oncology-focused biotechnology company. During his tenure, he drove the process of achieving European regulatory approval for MEPACT™ for the treatment of osteosarcoma, reorganized the company and its management team, and led the successful acquisition of IDM by Takeda America in June 2009. Prior to IDM, he was Executive Vice President of Commercial Operations for NeoPharm,

Inc., a publicly traded biopharmaceutical company, where he oversaw global marketing, sales, reimbursement, manufacturing and business development. From 2001 to 2005, Mr. Walbert was with Abbott in positions of increasing responsibility, most recently as Vice President, International Marketing responsible for overseeing strategy for the global cardiovascular franchise. As Abbott’s Divisional Vice President and General Manger for Immunology, Mr. Walbert created and had full P&L management of the global immunology franchise that led the global development and launch of HUMIRA®, the multi-indication biologic which achieved over $10 billion in 2013 sales. Prior to his tenure at Abbott, Mr. Walbert was with Searle/Pharmacia where he held several marketing roles for CELEBREX® in North America and coordinated international CELEBREX® launch and post-launch activities in key international markets. Mr. Walbert currently serves on the Board of Directors of Raptor Pharmaceutical Corp., the Board of the Biotechnology Industry organization, or BIO, the Board of the Illinois Biotechnology Association, or iBIO, and the Board of the Greater Chicago Arthritis Foundation. Mr. Walbert holds a B.A. degree from Muhlenberg College, Allentown, PA. Mr. Walbert provides the Board with extensive, executive experience in publicly traded biotechnology companies with a focus on commercial operations, regulatory affairs, finance and strategic planning.

Jack L. Wyszomierski has been a director since August of 2010. From 2004 until his retirement in 2009, Mr. Wyszomierski was Executive Vice President and Chief Financial Officer of VWR International, LLC, a global laboratory supply, equipment and distribution business that serves the world’s pharmaceutical and biotechnology companies, as well as industrial and governmental organizations. At Schering-Plough, a global health care company which had worldwide sales of over $8 billion in 2004, Mr. Wyszomierski held positions of increasing responsibility from 1982 to 2004 culminating in his appointment as Executive Vice President and Chief Financial Officer. Mr. Wyszomierski also serves on the Board of Directors of Athersys, Inc., Exelixis, Inc. and served on the Board of Directors of Unigene Laboratories, Inc. from 2012 to 2013. He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Mr. Wyszomierski brings his considerable financial expertise to the Board, the Audit Committee, and the Compensation Committee.

Executive Officers

Mr. Varian and Dr. Scannon are executive officers of the Company. The remaining executive officers are listed below.

Paul D. Rubin, M.D. is the Company’s Senior Vice President, Research and Development and Chief Medical Officer. Dr. Rubin joined the Company in June of 2011. Prior to joining XOMA, Dr. Rubin was Chief Medical Officer at Funxional Therapeutics Ltd. He was Chief Executive Officer of Resolvyx Pharmaceuticals, Inc. from 2007 to 2009 and President and Chief Executive Officer of Critical Therapeutics, Inc. from 2002 to 2007. From 1996 to 2002, Dr. Rubin served as Senior Vice President, Development, and later as Executive Vice President, Research & Development at Sepracor. He was responsible for the successful development of all of Sepracor’s internally developed approved products including Xopenex® , Lunesta®, Xopenex HFA® and Brovana®. From 1993 to 1996, Dr. Rubin held senior level positions at Glaxo-Wellcome Pharmaceuticals, most recently as Vice President of Worldwide Clinical Pharmacology and Early Clinical Development. During his tenure with Abbott from 1987 to 1993, Dr. Rubin served as Vice President, Immunology and Endocrinology, where he successfully advanced zilueton, the first 5-lipoxygenase inhibitor, from discovery to approval for the treatment of asthma. Dr. Rubin received a BA from Occidental College and his M.D. from Rush Medical College. He completed his training in internal medicine at the University of Wisconsin.

Fred Kurland is the Company’s Vice President, Finance, Chief Financial Officer and Secretary. He joined the Company on December 28, 2008. Mr. Kurland is responsible for directing the Company’s financial strategy, accounting, financial planning and investor relations functions. He has more than 30 years of experience in biotechnology and pharmaceutical companies including Aviron/MedImmune, Protein Design Labs and Syntex/Roche. Prior to joining XOMA, and between 2002 and 2008, Mr. Kurland served as Chief Financial Officer of Bayhill Therapeutics, Inc., Corcept Therapeutics Incorporated and Genitope Corporation. From 1998 to 2002, Mr. Kurland served as Senior Vice President and Chief Financial Officer of Aviron, the developer of FluMist, which was acquired by MedImmune in 2001. From 1996 to 1998, he was Vice President and Chief Financial Officer of Protein Design Labs, Inc., an antibody design company, and from 1995 to 1996, he served as Vice President and Chief Financial Officer of Applied Immune Sciences, Inc. Mr. Kurland also held a number of financial management positions at Syntex Corporation, a pharmaceutical company acquired by Roche, including Vice President and Controller between 1991 and 1995. He received his J.D. and M.B.A. degrees from the University of Chicago and his B.S. degree from Lehigh University.

Thomas Klein is the Vice President, Chief Commercial Officer at XOMA. Mr. Klein joined XOMA in 2013 bringing more than 25 years of pharmaceutical and biotechnology experience in all aspects of product development and commercial operations. He joined XOMA from Genentech, where he was Vice President, Business Unit Head, Virology and Specialty Care and a member of the Commercial Leadership Team from 2009 to 2012. At Genentech he was responsible for the commercial efforts behind a number of specialty and orphan drugs including Pegasys®, Tamiflu®, CellCept®, Valcyte® and Pulmozyme®. Mr. Klein joined Genentech in 2009 during the Roche/Genentech merger and was responsible for leading the integration of the Roche marketing and sales teams. In his twelve years at Roche, from 1997 to 2009, Mr. Klein held several senior leadership positions, including, Vice President of Virology and Vice President, Primary Care Sales. At Roche Mr. Klein was responsible for the commercial success of brands such as Pegasys®, Boniva®, and Rocephin®. Prior to Roche, Mr. Klein spent eleven years managing the dermatology brands for Westwood-Squibb, holding a variety of sales, sales management, and marketing positions. Mr. Klein has significant experience in creating and leading effective teams that have ranged in size from ten to twelve hundred individuals. Mr. Klein has an MBA, Management from Temple University and a BA, Marketing, from Pennsylvania State University.

Board Matters

Board Leadership Structure and Risk Oversight

The Company currently separates the positions of CEO and Chairman of the Board. Mr. Van Ness has served as Chairman of the Board since August 2011. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Chairman of the Board is responsible for presiding at all executive sessions of the Board, consulting with the CEO on Board and committee meeting agendas, acting as a liaison between management and the independent directors, including maintaining frequent contact with the CEO and advising him on the efficiency of Board meetings, facilitating teamwork and communication between the independent directors and management, as well as additional responsibilities. The independent directors believe that Mr. Van Ness’s in-depth knowledge of the biopharmaceutical industry and vision for its development, as well as his leadership skills and style, make him the best-qualified director to serve as Chairman of the Board. In light of the separation of the CEO and Chairman of the Board positions, the Board determined that a separate position of Lead Independent Director was no longer necessary.

The Board is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. As set forth in the Audit Committee charter, the Audit Committee meets periodically with management in order to review the Company’s major financial exposures and the steps management has taken to monitor and control such exposures. In fulfilling this role, the Audit Committee conducts periodic risk assessments and reports its findings to the full Board. The Audit Committee also oversees related-party transactions.

Independence of the Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, applicable NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent within the meaning of applicable NASDAQ rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that each of Messrs. Bowes, Hutt, Limber, Van Ness, Walbert and Wyszomierski qualifies as an “independent” director within the meaning of the NASDAQ rules. Accordingly, a majority of our directors are independent, as required under applicable NASDAQ rules. Our non-employee directors have been meeting, and we anticipate that they will continue to meet, in regularly scheduled executive sessions at which only non-employee directors are present.

Board Meetings

During the fiscal year ended December 31, 2013, the Board held seven meetings. Each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during the last fiscal year. Directors are encouraged to attend the Company’s annual meetings of stockholders where practicable. All of the current directors attended last year’s annual meeting of stockholders either in person or telephonically.

The Board has standing audit, compensation and nominating & governance committees.

Compensation Committee

The Compensation Committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company’s officers and other employees. The Compensation Committee, currently consisting of Messrs. Wyszomierski (Chairman), Limber and Van Ness, held two meetings during 2013. The Board has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.xoma.com. See “Compensation Committee Report on Executive Compensation” and “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who served on the Compensation Committee in 2013 or who presently serve on the Compensation Committee has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

Nominating & Governance Committee

The Nominating & Governance Committee assists the Board by identifying individuals qualified to become Board members, recommends to the Board the director nominees for the next annual meeting of stockholders, recommends to the Board the director nominees for each committee and develops, recommends to the Board and oversees the governance principles applicable to the Company. The Nominating & Governance Committee, currently consisting of Messrs. Bowes (Chairman), Hutt, Van Ness and Walbert, held 1 meeting during 2013. Each member of the Nominating & Governance Committee is “independent” as defined in the listing standards of NASDAQ. The Board has adopted a written charter for the Nominating & Governance Committee, a copy of which is available on the Company’s website at www.xoma.com.

The Nominating & Governance Committee’s charter provides that the committee will, on behalf of the Board, review letters from stockholders regarding the Company’s annual meeting and governance process. Beyond this, the committee has no formal policy regarding consideration of director candidates recommended by stockholders, in large part because the Company has never received from any of its stockholders a recommendation of a director nominee with reasonably adequate qualifications. The need for a more formal policy was considered and determined to be unnecessary by the committee. The committee will consider candidates recommended by stockholders, and a stockholder wishing to submit a recommendation should send a letter to the Secretary of the Company at 2910 Seventh Street, Berkeley, California 94710. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history and current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. Stockholders may also nominate candidates who are not first recommended to the Nominating & Governance Committee by following procedures set forth in our by-laws.

To be considered by the Nominating & Governance Committee, a director nominee must have experience as a board member or senior officer of a company in the healthcare or other industries, have a strong financial background, be a leading participant in another field relative to the Company’s business or have achieved national prominence in a relevant field as a faculty member, professional or government official. In addition to these minimum requirements, the committee seeks director candidates based on a number of qualifications, including their independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and complement the Board’s existing strengths. The Board believes that diversity with respect to all of these factors is an important consideration in appropriate Board composition.

The Board and the Nominating & Governance Committee begin the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, including current executive officers and directors and industry, academic and community leaders. The Board or the committee may retain a search firm to identify and screen candidates, conduct reference checks, prepare biographies for review by the committee and the Board and assist in setting up interviews. The Nominating & Governance Committee and one or more of the Company’s other directors interview candidates, and the committee selects, and recommends to the full Board, nominees that best suit the Company’s needs.

Audit Committee

The Audit Committee is primarily responsible for approving the services performed by the Company’s independent registered public accounting firm and reviewing the Company’s accounting practices and systems of internal accounting controls. This committee held 7 meetings in 2013 and consisted of Messrs. Van Ness, Walbert (Chairman) and Wyszomierski. Each member of the Audit Committee is “independent” as defined in the listing standards of NASDAQ. The Board has determined that Mr. Wyszomierski is an “audit committee financial expert” as defined by the rules of the SEC. The Board has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.xoma.com.

Report of the Audit Committee

In accordance with rules established by the SEC, the Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•

met with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel;

•	regularly met privately with the independent registered public accounting firm, who have unrestricted access to the committee;

•	recommended the appointment of the independent registered public accounting firm and reviewed periodically their performance and independence from management;

•	reviewed the Company’s financing plans and reported recommendations to the full Board for approval and to authorize action;

•	reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013;

•

discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

•

received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2013 Form 10-K.

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Timothy P. Walbert, Chairman

W. Denman Van Ness

Jack L. Wyszomierski

Recommendation

The Board of Directors recommends voting “FOR” the election of all nominees to the Board of Directors.

ITEM 2—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board, on the recommendation of its Audit Committee, recommends the appointment of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent registered public accounting firm for 2014. Ernst & Young has been acting as the Company’s independent registered public accounting firm since fiscal year 1998.

Audit Fees.    The aggregate fees billed for each of the 2012 and 2013 fiscal years for professional services rendered by Ernst & Young for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q, services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements and for attestation services related to Sarbanes-Oxley compliance for those fiscal years were $593,980 and $671,559, respectively.

Audit-Related Fees.    The aggregate fees billed for each of the 2012 and 2013 fiscal years for audit-related services rendered by Ernst & Young were $239,962 and $190,000, respectively, excluding the services described in the preceding paragraph.

Tax Fees.    The aggregate fees billed for each of the 2012 and 2013 fiscal years for products and services provided by Ernst & Young for tax compliance, tax advice and tax planning were $59,991 and $8,000, respectively.

All Other Fees.    The aggregate fees billed for each of the 2012 and 2013 fiscal years for products and services provided by Ernst & Young other than the services reported in the three immediately preceding paragraphs were $1,995 and $1,995, respectively.

The Audit Committee considered whether the provision of the services covered in the four immediately preceding paragraphs of this section is compatible with maintaining Ernst & Young’s independence.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the committee considers whether such services are consistent with the auditor’s independence, whether the independent accountants are likely to provide the most effective and efficient service based on their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The committee has delegated pre-approval authority to its chairman, who must report any decisions to the committee at its next scheduled meeting.

Recommendation

The recommendation to ratify the appointment of Ernst & Young is being submitted to the stockholders at the annual meeting. If such appointment is not made, the Board will consider other independent registered public accounting firms for appointment. The Board recommends voting “FOR” the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the 2014 fiscal year.

A representative of Ernst & Young is expected to be present at the meeting with an opportunity, if desired, to make a statement and to respond to your questions.

ITEM 3—AMENDMENT TO CERTIFICATE OF INCORPORATION

Background

Currently, the Company is authorized to issue 138,666,666 shares of Common Stock in the aggregate. In February 2014, the Board approved a proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock by an additional 138,666,666 to 277,333,332 shares, subject to stockholder approval (the “Authorized Share Increase”).

On March 27, 2014, the Company had issued and outstanding 106,877,559 shares of Common Stock. As of that date, the Company had reserved approximately 24,435,883 shares for issuance upon exercise of outstanding options and warrants and vesting of outstanding RSUs and in connection with existing stock-based compensation and benefit plans and financing arrangements. Consequently, the Company has approximately 7,353,224 shares available for other issuances.

Effects of Adoption of the Proposal

The adoption of this proposal would increase the number of authorized shares of Common Stock from 138,666,666 to 277,333,332 shares. The additional Common Stock for which authorization is sought would be part of the existing class of Common Stock and, to the extent issued, would have the same rights and privileges as the shares of Common Stock currently issued and outstanding. No holder of shares of Common Stock is entitled to any preemptive right to subscribe for or purchase any shares or other securities of the Company. The issuance of a substantial amount of Common Stock or the granting of an option to purchase a substantial amount of Common Stock could have a potential anti-takeover effect with respect to the Company, which may make it more difficult to effect a change in control of the Company (for example, by decreasing the percentage of share ownership of those persons seeking to obtain control), although the Board is not presenting the proposal for that reason and does not anticipate using the newly authorized shares for such a purpose. Under applicable law, the Board is required to make any determination to issue such shares based on its judgment at the time of such issuance as to the best interest of the Company.

Approval of the proposal would not affect the number of authorized shares of preferred stock or the number of shares issuable under any of the Company’s existing stock-based compensation or benefit plans.

Recommendation

The Company has approximately 2,011,908 shares of Common Stock reserved for issuance upon exercise of outstanding options and warrants and vesting of outstanding RSUs and in connection with existing stock-based compensation and benefit plans and financing arrangements and available for other issuances. The Board considers it necessary and in the best interest of the Company to have a sufficient number of shares of Common Stock available for issuance in order to provide the Company with business and financing flexibility. The Board also believes in the importance of stock-based compensation and benefits plans to align employee and stockholder interests and to continue to attract and retain the services of outstanding employees. Common Stock may be issued by the Company in connection with future strategic business collaborations or equity financings, upon conversion or exchange of outstanding securities. The Company is also obligated to reserve shares for issuance to certain existing investors. Except as described in this paragraph, there are currently no agreements or understandings regarding the issuance of any of the additional shares of Common Stock that would become available if the number of authorized shares of Common Stock is increased as proposed.

For these reasons, the Board unanimously recommends a vote “FOR” approval. Approval of the Authorized Share Increase requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

ITEM 4—AMENDMENT TO LONG TERM INCENTIVE PLAN

The Board has adopted, subject to stockholder approval, an amendment to the Long Term Incentive Plan to (a) increase the number of shares of Common Stock issuable over the term of the plan by an additional 5,350,000 to 18,771,206 shares of Common Stock in the aggregate, (b) provide that, for each stock appreciation right (“SAR”), restricted share, RSU, performance share, performance unit, dividend equivalent or other stock-based award issued, the number of available shares under the Long Term Incentive Plan will be reduced by 1.18 shares, while option grants will continue to reduce the number of available shares under the Long Term Incentive Plan by one share for each option to purchase one share granted and (c) increase the number of shares of common stock issuable under the plan as incentive stock options, or ISOs, by an additional 5,350,000 to 8,100,000 shares.

The Long Term Incentive Plan is designed to encourage equity ownership of the Company by the employees, consultants and directors who are primarily responsible for its management, growth and financial success, to align the interests of such employees, consultants and directors with those of the Company’s stockholders and to assist the Company in attracting and retaining the services of such employees, consultants and directors (see “Compensation Discussion and Analysis” above).

The Board believes that the Company will be at a competitive disadvantage in its efforts to attract and retain employees, consultants and directors if it does not have the ability to issue equity-based compensation awards and believes that approval of the proposed amendment is in the best interest of the Company and its employees, consultants and directors because it will assist the Company in retaining the services of outstanding employees, consultants and directors. The Board also believes that the Company needs to maintain the flexibility to issue SAR, restricted share, RSU, performance share, performance unit, dividend equivalent and other stock-based awards, as well as stock options, to participants in the Long Term Incentive Plan. However, the Board also recognizes that SAR, restricted share, RSU, performance share, performance unit, dividend equivalent or other stock-based awards generally have a greater cost to the Company than stock options, and accordingly the proposal includes a provision whereby for each SAR, restricted share, RSU, performance share, performance unit, dividend equivalent or other stock-based award issued, the number of available shares under the Long Term Incentive Plan will be reduced by 1.18 shares. In addition, the Board believes that the Company needs to maintain the flexibility to grant options under the Long Term Incentive Plan as ISOs.

The following summary of the Long Term Incentive Plan is qualified in its entirety by reference to the Long Term Incentive Plan, a copy of which, as proposed to be amended as set forth in this Item 4, is attached as Appendix 1 to this proxy statement. As of the record date there were 106,877,559 shares of Common Stock outstanding and the per-share closing price of our common stock as reported on NASDAQ Capital Market was $5.26.

Overhang

The following table provides certain additional information regarding our equity incentive program.

As of March 1, 2014
Total number of shares of common stock subject to outstanding stock options	7,472,544
Total number of shares of common stock subject to outstanding full value awards	2,705,197
Weighted-average exercise price of outstanding stock options	$8.52
Weighted-average remaining term of outstanding stock options	7.17
Total number of shares of common stock available for grant under all equity incentive plans	2,011,908

Burn Rate

The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal year 2013.

Fiscal Year 2013
Total number of shares of common stock subject to stock options granted	1,168,203
Total number of shares of common stock subject to full value awards granted	958,385
Total number of shares of common stock subject to stock options cancelled	151,190
Total number of shares of common stock subject to full value awards cancelled	43,167
Weighted-average common stock outstanding	86,398,316

The Company commits that, with respect to the number of shares subject to awards granted over the next three fiscal years, we will maintain an average annual burn rate over that period that does not exceed 5.91% of weighted common shares outstanding. For purposes of calculating the number of shares granted in a particular year, all awards will first be converted into option-share equivalents. In this case, each share that is subject to awards other than options will count as equivalent to 1.5 option shares.

General

The Long Term Incentive Plan is intended to provide incentives to attract, retain and motivate employees, consultants and directors and to provide for competitive compensation opportunities, to encourage long term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long term value for stockholders by aligning the interests of such persons with those of stockholders. The Long Term Incentive Plan will provide for the grant to eligible employees, consultants and directors of stock options, SARs, restricted shares, RSUs, performance shares, performance units, dividend equivalents, and other stock-based awards (the “Awards”). Although no further grants or awards will be made under the Option Plan, the Restricted Share Plan or the Directors Plan, shares underlying options previously issued under the Option Plan, the Restricted Share Plan or the Directors Plan that are currently outstanding will, upon forfeiture, cancellation, surrender or other termination without distribution of shares of Common Stock to holders thereof, become available under the Long Term Incentive Plan.

Of the 13,421,206 shares of Common Stock currently authorized for issuance under the Long Term Incentive Plan, as of March 1, 2014, 1,157,373 shares have been issued on the exercise of option awards, 870,293 shares have been issued in connection with vesting of RSUs, 9,186,459 shares were subject to outstanding options and RSUs (adjusted upward to reflect the full-value awards fungible share ratio), and 1,979,687 shares were available for issuance for future awards. The expiration dates for all such outstanding options range from May 19, 2014 (at the earliest) to February 27, 2024 (at the latest). After amendment of the Long Term Incentive Plan as proposed in this Item 4, 7,361,908 shares will be available for issuance under the Long Term Incentive Plan. However, for each SAR, restricted share, RSU, performance share, performance unit, dividend equivalent or other stock-based award issued, the number of shares available under the Long Term Incentive Plan will be reduced by 1.18 shares. Forfeiture of Awards that were counted as 1.18 shares under the provisions described above will result in the addition to shares available under the Long Term Incentive Plan of 1.18 shares per share forfeited.

The shares of Common Stock issuable over the term of the Long Term Incentive Plan will be made available from authorized but unissued shares of Common Stock. Each option will have an exercise price per share of not less than 100% of the fair market value per share of Common Stock on the date of grant.

During each calendar year (i) the maximum number of shares with respect to which options and SARs may be granted to a participant under the Long Term Incentive Plan will be 466,666 shares of Common Stock, and (ii) the maximum number of shares of Common Stock which may be granted to a participant under the Long Term Incentive Plan with respect to Awards intended to qualify as performance-based compensation under the

Code (other than options and SARs) will be 466,666 shares of Common Stock. In addition, no more than 2,750,000 shares (or 8,100,000 shares, if the amendment proposed in this Item 4 is approved) of Common Stock may be issued as ISOs under the Long Term Incentive Plan. As of March 1, 2014, the Company has issued options to purchase 1,577,831 shares of Common Stock under the Long Term Incentive Plan as ISOs. This limitation has no effect, however, on the number of shares available under the Long Term Incentive Plan. These Common Stock amounts are subject to anti-dilution adjustments in the event of certain changes in the Company’s capital structure, as described below. Shares of Common Stock issued pursuant to the Long Term Incentive Plan may consist, in whole or in part, of authorized but unissued shares of Common Stock or treasury shares including shares of Common Stock acquired by purchase in the open market or in private transactions.

Eligibility and Administration

Officers and other employees of, and consultants to, the Company and its subsidiaries and affiliates and directors of the Company will be eligible to be granted Awards under the Long Term Incentive Plan. Approximately 170 officers, other employees and directors are currently eligible to participate in the Long Term Incentive Plan. Although the Company utilizes the services of a number of consultants who are or would be eligible to be granted Awards under the Long Term Incentive Plan from time to time, it has seldom granted options or shares under its equity-based plans to consultants.

The Long Term Incentive Plan will be administered by the Compensation Committee or such other Board committee or committees (or the entire Board) as may be designated by the Board. Different committees (including the entire Board) may administer the Long Term Incentive Plan with respect to different groups of eligible participants, but in this proxy statement we refer to all of them together as the “LTIP Administrator.” Unless otherwise determined by the Board, the LTIP Administrator will consist of two or more members of the Board who are nonemployee directors within the meaning of Rule 16b-3 of the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code. The LTIP Administrator will determine which eligible employees, consultants and directors receive Awards, the types of Awards to be received and the terms and conditions thereof. The LTIP Administrator will have authority to waive conditions relating to an Award or accelerate vesting of Awards.

The LTIP Administrator may delegate to other members of the Board or officers or managers of the Company or any subsidiary or affiliate the authority, subject to such terms as the LTIP Administrator shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the LTIP Administrator may determine to the extent permitted under Rule 16b-3 and applicable law.

Except for certain anti-dilution adjustments, unless the approval of stockholders of the Company is obtained, options and SARs issued under the Long Term Incentive Plan will not be amended to lower their exercise price or exchanged for other options or SARs with lower exercise prices, options and SARs with an exercise price in excess of the fair market value of the underlying shares of Common Stock will not be exchanged for cash or other property, and no other action will be taken with respect to options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which the shares of Common Stock are listed.

Awards

ISOs intended to qualify for special tax treatment in accordance with the Code and nonqualified stock options not intended to qualify for special tax treatment under the Code may be granted for such number of shares of Common Stock as the LTIP Administrator determines. The LTIP Administrator will be authorized to set the terms relating to an option, including exercise price and the time and method of exercise. However, the exercise price of options will not be less than the fair market value of the shares of Common Stock on the date of grant, and the term will not be longer than ten years from the date of grant of the options.

An SAR will entitle the holder thereof to receive with respect to each share subject thereto, an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price of the SAR set by the LTIP Administrator as of the date of grant. However, the exercise price of the SARs will not be less than the fair market value of the shares of Common Stock on the date of grant, and the term will not be longer than ten years from the date of grant of the SARs. Payment with respect to SARs may be made in cash or shares of Common Stock as determined by the LTIP Administrator.

Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the LTIP Administrator may impose. Such restrictions will lapse under circumstances as the LTIP Administrator may determine, including based upon a specified period of continued employment or upon the achievement of performance criteria referred to below. Except as otherwise determined by the LTIP Administrator, eligible employees granted restricted shares will have all of the rights of a stockholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of employment during the applicable restriction period.

An RSU will entitle the holder thereof to receive shares of Common Stock or cash at the end of a specified deferral period. RSUs will also be subject to such restrictions as the LTIP Administrator may impose. Such restrictions will lapse under circumstances as the LTIP Administrator may determine, including based upon a specified period of continued employment or upon the achievement of performance criteria referred to below. Except as otherwise determined by the LTIP Administrator, RSUs subject to restriction will be forfeited upon termination of employment during any applicable restriction period.

Performance shares and performance units will provide for future issuance of shares of Common Stock or payment of cash, respectively, to the recipient upon the attainment of performance objectives over specified performance periods. Except as otherwise determined by the LTIP Administrator, performance shares and performance units will be forfeited upon termination of employment during any applicable performance period. Performance objectives may vary from person to person and will be based upon such performance criteria as the LTIP Administrator may deem appropriate. The LTIP Administrator may revise performance objectives if significant events occur during the performance period which the LTIP Administrator expects to have a substantial effect on such objectives.

The LTIP Administrator may also grant dividend equivalent rights and it is authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, shares of Common Stock, as deemed by the LTIP Administrator to be consistent with the purposes of the Long Term Incentive Plan.

If the LTIP Administrator determines that an Award of restricted shares, RSUs, performance shares, performance units or other stock-based awards should qualify under the performance-based compensation exception to the $1 million cap on deductibility under Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such awards shall be contingent upon achievement of pre-established performance goals based on one or more of the following business criteria for the Company and/or for specified subsidiaries or affiliates or other business units or lines of business of the Company: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income; (9) Common Stock price or total stockholder return; (10) book value or adjusted book value; (11) expense ratio; (12) operating income; and (13) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the LTIP Administrator may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The maximum amount payable upon settlement of a cash-settled performance unit (or any other cash-settled award) granted under the Long Term Incentive Plan that is intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code for any calendar year to any participant will not exceed $3,000,000.

Nontransferability

Unless otherwise set forth by the LTIP Administrator in an award agreement, Awards (except for vested shares) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative.

Change in Control

In the event of a change in control (as defined in the Long Term Incentive Plan), all Awards granted under the Long Term Incentive Plan then outstanding but not then exercisable (or subject to restrictions) shall become immediately exercisable, all restrictions shall lapse, and any performance criteria shall be deemed satisfied, unless otherwise provided in the applicable Award agreement.

Capital Structure Changes

If the LTIP Administrator determines that any dividend in shares, recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, extraordinary distribution or other similar corporate transaction or event affects the shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible participants under the Long Term Incentive Plan, then the LTIP Administrator shall make such equitable changes or adjustments as it deems appropriate, including adjustments to (i) the number and kind of shares that may thereafter be issued under the Long Term Incentive Plan, (ii) the number and kind of shares, other securities or other consideration to be issued or become issuable in respect of outstanding Awards, and (iii) the exercise price, grant price or purchase price relating to any Award. Under such circumstances, the LTIP Administrator also has the authority to provide for a distribution of cash or property in respect of any Award.

Amendment and Termination

The Long Term Incentive Plan may be amended, altered, suspended or terminated by the Board at any time, in whole or in part, without the consent of stockholders or plan participants. However, any amendment for which stockholder approval is required under the rules of any stock exchange or automated quotation system on which the shares of Common Stock may then be listed or quoted will not be effective until such stockholder approval has been obtained. In addition, no amendment, suspension, or termination of the Long Term Incentive Plan may materially and adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. The LTIP Administrator may waive any conditions or rights, amend any terms, or amend, suspend or terminate, any Award granted, provided that, without participant consent, such amendment, suspension or termination may not materially and adversely affect the rights of such participant under any Award previously granted to him or her.

Effective Date and Term

The Long Term Incentive Plan became effective on July 21, 2010, the date of approval by our stockholders. Unless earlier terminated or extended, the Long Term Incentive Plan will expire on May 25, 2020 (unless sooner terminated by the Board), and no further awards may be granted thereunder after such date.

Federal Income Tax Consequences

The following is a summary of the federal income tax consequences of the Long Term Incentive Plan, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any state, local or foreign tax laws.

Stock Options

In general, the grant of an option will not be a taxable event to the recipient, and it will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of Common Stock acquired on the exercise of such option depend on whether the option is a nonqualified stock option or an ISO.

Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Common Stock received upon exercise over the exercise price. The Company or a subsidiary that employs the participant will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock.

Generally, a participant will not recognize ordinary taxable income at the time of exercise of an ISO, and no deduction will be available to the Company or a subsidiary that employs the participant, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of disability or death). If an ISO granted under the Long Term Incentive Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option. Also, an ISO granted under the Long Term Incentive Plan will be treated as a nonqualified stock option to the extent it (together with other ISOs granted to the participant by the Company) first becomes exercisable in any calendar year for shares of Common Stock having a fair market value, determined as of the date of grant, in excess of $100,000.

If shares of Common Stock acquired upon exercise of an ISO are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of Common Stock acquired upon exercise of an ISO are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and the Company or a subsidiary that employs the participant will generally be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of Common Stock have been held. Where shares of Common Stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of Common Stock have been held.

If an option is exercised through the use of shares of Common Stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares of Common Stock, and thus, no gain or loss will be recognized with respect to such previously owned shares of Common Stock upon such exercise. The amount of any built-in gain on the previously owned shares of Common Stock generally will not be recognized until the new shares of Common Stock acquired on the option exercise are disposed of in a sale or other taxable transaction.

Although the exercise of an ISO as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

Restricted Shares

A participant who receives restricted shares of Common Stock will generally recognize ordinary income at the time that they “vest”, i.e., when they are not subject to a substantial risk of forfeiture. The amount of ordinary income so recognized will generally be the fair market value of the shares of Common Stock at the time the shares of Common Stock vest, less the amount, if any, paid for the shares of Common Stock. This amount is generally deductible for federal income tax purposes by the Company or a subsidiary that employs the participant. Dividends paid with respect to shares of Common Stock that are nonvested will be ordinary compensation income to the participant (and generally deductible by the Company or a subsidiary that employs the participant). Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock, measured by the difference between the sale price and the fair market value on the date the shares of Common Stock vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock. The holding period for this purpose will begin on the date following the date the shares of Common Stock vest.

In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company or a subsidiary that employs the participant will generally be entitled to a corresponding deduction. Dividends paid with respect to shares of Common Stock as to which a proper Section 83(b) election has been made will not be deductible to the Company or a subsidiary that employs the participant. If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

SARs, RSUs and Other Awards

With respect to SARs, RSUs, performance shares, performance units, dividend equivalents and other Awards under the Long Term Incentive Plan not described above, generally, when a participant receives payment with respect to any such Award granted to him or her under the Long Term Incentive Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to the Company or a subsidiary that employs the participant.

Payment of Withholding Taxes

The Company may withhold, or require a participant to remit to it, an amount sufficient to satisfy any federal, state, local or foreign withholding tax requirements associated with Awards under the Long Term Incentive Plan.

Deductibility Limit on Compensation in Excess of $1 Million

Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with Awards granted under the Long Term Incentive Plan) by a public company to each “covered employee” (i.e., the chief executive officer, the chief financial officer and the three most highly compensated executive officers of the Company other than the chief executive officer or the chief financial officer) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility. Although we consider tax deductibility under Section 162(m) as a factor in our compensation decisions (including Awards under the Long Term Incentive Plan), we retain the ability to authorize certain compensation payments that may not satisfy the tax deductibility requirements under Section 162(m) if it is determined that such payments are appropriate to attract and/or retain executive talent or otherwise promote our corporate objectives.

New Plan Benefits

The amount of benefits payable in the future under the Long Term Incentive Plan is not currently determinable.

Long Term Incentive Plan Benefits

The following table shows, for each of the individuals and the various groups indicated, the number of stock options and restricted stock units underlying shares of our Common Stock that have been granted (even if not currently outstanding) under the Long Term Incentive Plan since its approval by our stockholders in May of 2012 through March 27, 2014.

LONG TERM INCENTIVE PLAN

Name and position	Number of shares subject to stock awards
John Varian, Chief Executive Officer	1,227,947
Fred Kurland, Vice President, Finance, Chief Financial Officer and Secretary	317,296
Patrick J. Scannon, M.D., Ph.D., Executive Vice President and Chief Scientific Officer	287,122
Paul Rubin, M.D., Senior Vice President, Research and Development and Chief Medical Officer	480,173
Tom Klein, Vice President, Chief Commercial Officer	680,448
All Current Executive Officers as a Group	2,992,986
All Current Non-Executive Directors as a Group	325,000
All Current and Former Employees as a Group (including all current non-executive officers)	3,238,608
All Nominees for Director	1,840,069
Each Associate of any Director, Executive Officer or Nominee	N/A
Each Other Current and Former 5% Holder or Future 5% Recipient	N/A

Recommendation

The Board unanimously recommends voting “FOR” approval. Approval of the amendment requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting on the proposal.

Equity Compensation Plan Information

We show below information as of December 31, 2013 on equity compensation plans under which the shares of Common Stock are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	9,184,913	$8.4193	3,783,001
Equity compensation plans not approved by security holders	0	$0	0
Total	9,184,913	$8.4193	3,783,001

ITEM 5 — NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF

XOMA’S NAMED EXECUTIVE OFFICERS

The stockholders of XOMA are entitled to cast an advisory vote at the annual meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. The stockholder vote is an advisory vote only and is not binding on XOMA or its Board of Directors. The Company currently intends to submit the compensation of the Company’s named executive officers once every three years, consistent with the advisory vote of the stockholders at the Company’s 2011 annual meeting.

Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of XOMA’s stockholders and will consider the outcome of the vote in establishing compensation philosophy and in making future compensation decisions.

As described more fully in the “Compensation Discussion & Analysis” above and in the Summary Compensation Table and subsequent tables, the Company’s named executive officers are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance.

In 2013, XOMA succeeded in either exceeding its Corporate Objectives or largely achieving them. Consistent with our philosophy to pay for performance, our CEO’s total direct compensation for the fiscal year was aligned with the success of the Company in achieving those objectives. XOMA also has several compensation governance programs in place to manage compensation risk and align the Company’s executive compensation with long-term stockholder interests. These programs include:

•	a compensation recoupment policy;

•	an independent compensation committee and compensation consultant;

•	a hedging and insider trading policy;

•	stock ownership guidelines; and

•	an annual risk assessment.

We are requesting your non-binding vote to approve the compensation of the Company’s named executive officers as described on pages 4 to 17, including the Summary Compensation Table and subsequent tables on pages 10 to 14 of the proxy statement.

The affirmative vote of a majority of the shares of the Company’s Common Stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal.

Recommendation

The Board recommends a vote “FOR” the approval of the compensation of XOMA’s named executive officers for fiscal 2013.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file initial reports of ownership and changes in ownership with the SEC and NASDAQ. Such executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of the forms furnished to the Company and written representations from the Company’s executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports with respect to 2013 on a timely basis, other than Mr. Rubin, who’s October 18, 2013 sale of 5,254 shares of Common Stock was reported on an amended Form 4 on October 21, 2013.

TRANSACTIONS WITH RELATED PERSONS

There were no reportable transactions with related persons during 2013. The Company or a subsidiary of the Company may occasionally enter into transactions with certain related persons, such as executive officers, directors or nominees for directors of the Company, their immediate family members or beneficial owners of more than 5% of the Company’s outstanding Common Stock, in which the related party has a direct or indirect material interest. Each such transaction is subject to review and pre-approval by the Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are XOMA stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or XOMA. Direct your written request to the Company’s principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary or by calling Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board does not know of any matters to be presented at this annual meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

It is important that your shares of Common Stock be represented at the meeting, regardless of the number of shares of Common Stock which you hold. You are, therefore, urged to promptly vote your proxy by accessing the Internet, via a toll-free telephone number as instructed in the Notice, or if you have elected to receive a paper copy of the proxy materials, by completing, signing and returning the proxy card that is provided.

STOCKHOLDER PROPOSALS AND OTHER COMMUNICATIONS

A stockholder who intends to present a proposal at the 2015 meeting of stockholders must submit such proposal to the Company by December 13, 2014 for inclusion in the Company’s 2015 proxy statement and proxy card relating to such meeting. The proposal must be mailed to the Company’s principal office at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. A stockholder who intends to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the annual meeting of stockholders to be held in 2015, must do so in writing following the above instructions not earlier than the close of business on January 26, 2015 and not later than the close of business on February 25, 2015. We advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event our annual meeting for 2015 is held more than 30 days before or 60 days after May 22, 2015. The section titled “Nominating & Governance Committee” in this proxy statement provides additional information on the director nomination process.

For all other stockholders communications with the Board or a particular director, a stockholder may send a letter to the Company’s principal office at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” The letter must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors.

By Order of the Board,

Fred Kurland
Vice President, Chief Financial Officer and Secretary

April 11, 2014

Berkeley, California

Appendix 1

CERTIFICATE OF AMENDMENT TO THE

AMENDED CERTIFICATE OF INCORPORATION

OF XOMA CORPORATION

A Delaware Corporation

XOMA Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is XOMA Corporation.

SECOND: The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Secretary of State”) was December 23, 2011, which became effective on December 31, 2011. A Certificate of Domestication was filed with the Secretary of State on December 23, 2011, which became effective on December 31, 2011. A Certificate of Amendment of Certificate of Incorporation was filed with the Secretary of State on May 25, 2012.

THIRD: The Board of Directors of the Corporation, acting in accordance with provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended Certificate of Incorporation as follows:

The first paragraph of Article FOURTH is hereby amended and restated in its entirety to read as follows:

“FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is 278,333,332, of which 277,333,332 shares with a par value of $0.0075 per share shall be designated as common stock (“Common Stock”) and 1,000,000 shares with par value $0.05 per share shall be designated as preferred stock (“Preferred Stock”).”

FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Amended Certificate of Incorporation shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

Appendix 1 - 1

IN WITNESS WHEREOF, XOMA Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this      day of                     , 2014.

XOMA CORPORATION

By:
John Varian
President and Chief Executive Officer

Appendix 1 - 2

Appendix 2

XOMA CORPORATION

AMENDED AND RESTATED

2010 LONG TERM INCENTIVE AND STOCK AWARD PLAN

(as amended through April 11, 2014, subject to stockholder approval)

1.	Purposes.

The purposes of the XOMA Corporation Amended and Restated 2010 Long Term Incentive and Stock Award Plan are to advance the interests of XOMA Corporation and its stockholders by providing a means to attract, retain, and motivate employees, consultants and directors of the Company, its Subsidiaries and Affiliates, to provide for competitive compensation opportunities, to encourage long term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long term value for stockholders by aligning the interests of such persons with those of stockholders.

2.	Definitions.

For purposes of this Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under this Plan; provided, however, that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

(b) “Award” means any Option, SAR, Restricted Share, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent, or Other Stock-Based Award granted to an Eligible Person under this Plan.

(c) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(d) “Beneficiary” means the person, persons, trust or trusts which have been designated by an Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) a merger, consolidation or acquisition in which the Company is not the surviving or continuing entity, except for a transaction the principal purpose of which is to change the jurisdiction of the Company’s organization;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) any other reorganization or business combination in which fifty percent (50%) or more of the Company’s outstanding voting securities are transferred to different holders in a single transaction or series of related transactions;

(iv) any approval by the stockholders of the Company of a plan of complete liquidation of the Company;

Appendix 2-1

(v) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or

(vi) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(h) “Committee” means the Compensation Committee of the Board, or such other Board committee or committees (which may include the entire Board) as may be designated by the Board to administer all or any portion of this Plan; provided, however, that, unless otherwise determined by the Board, a Committee shall consist of two or more directors of the Company, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, to the extent applicable, and each of whom is an “outside director” within the meaning of Section 162(m) of the Code, to the extent applicable; provided, further, that the mere fact that a Committee shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by such Committee which Award is otherwise validly made under this Plan. Different Committees may administer this Plan with respect to different groups of Eligible Persons. As used herein, the singular “Committee” shall include the plural “Committees” if applicable, except where the context requires otherwise.

(i) “Company” means XOMA Corporation, a Delaware corporation, or any successor company.

(j) “Director” means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.

(k) “Dividend Equivalent” means a right, granted under Section 5(g), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

(l) “Effective Date” means July 21, 2010, contingent on shareholder approval of this Plan on such date.

(m) “Eligible Person” means (i) an employee or consultant of the Company, a Subsidiary or an Affiliate, including any director who is an employee, or (ii) a Director. Notwithstanding any provisions of this Plan to the contrary, an Award may be granted to an employee or consultant in connection with his or her hiring or retention prior to the date the employee or consultant first performs services for the Company, a Subsidiary or an Affiliate; provided, however, that any such Award shall not become vested or exercisable prior to the date the employee or consultant first performs such services.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

(o) “Fair Market Value” means:

(i) if the Shares are not at the time listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, the fair market value shall be the closing selling price per Share on the date in question, as such price is reported on The NASDAQ Global Market or any successor system; provided that if there is no reported closing selling price for Shares on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of fair market value;

Appendix 2-2

(ii) if the Shares are at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price per Share on the date in question on the stock exchange determined by the Committee to be the primary market for the Shares, as such price is officially quoted on such exchange; provided that if there is no reported sale of Shares on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists; or

(iii) if the Shares are at the time neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market (or if the Committee determines that the value as determined pursuant to subsection (i) or (ii) above does not reflect fair market value), then the Committee shall determine fair market value after taking into account such factors as it deems appropriate, including one or more independent professional appraisals.

(p) “Incumbent Directors” means directors who (i) are directors of the Company as of the date hereof, (ii) are elected, or nominated for election, to the Board with the affirmative votes of the directors of the Company as of the date hereof, or (iii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i) through (v) of the definition of Change in Control or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(q) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(r) “NQSO” means any Option that is not an ISO.

(s) “Option” means a right, granted under Section 5(b), to purchase Shares.

(t) “Other Stock-Based Award” means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.

(u) “Participant” means an Eligible Person who has been granted an Award under this Plan.

(v) “Performance Award” shall have the meaning set forth in Section 7(a).

(w) “Performance Period” shall have the meaning set forth in Section 5(f)(i).

(x) “Performance Share” means a performance share granted under Section 5(f).

(y) “Performance Unit” means a performance unit granted under Section 5(f).

(z) “Plan” means this XOMA Corporation Amended and Restated 2010 Long Term Incentive and Stock Award Plan.

(aa) “Restricted Shares” means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

(bb) “Restricted Stock Unit” means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.

(cc) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to this Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(dd) “SAR” or “Stock Appreciation Right” means the right, granted under Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.

Appendix 2-3

(ee) “Shares” means shares of common stock of the Company, and such other securities as may be substituted for Shares pursuant to Section 4(c) hereof.

(ff) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company if each of the companies (other than the last company in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in the chain.

(gg) “Termination of Service” means the termination of the Participant’s employment, consulting services or directorship with the Company, its Subsidiaries and its Affiliates, as the case may be. A Participant employed by a Subsidiary of the Company or one of its Affiliates shall also be deemed to incur a Termination of Service if the Subsidiary of the Company or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee or director of, or a consultant to, the Company, another Subsidiary of the Company or an Affiliate. In the event that a Participant who is an employee of the Company, a Subsidiary or an Affiliate becomes a Director or a consultant to the Company, a Subsidiary or an Affiliate upon the Participant’s termination of employment, unless otherwise determined by the Committee in its sole discretion, no Termination of Service shall be deemed to occur until such time as such Participant is no longer an employee of, or consultant to, the Company, a Subsidiary or an Affiliate or a Director, as the case may be. If a Participant who is a Director becomes an employee of, or a consultant to, the Company, a Subsidiary or an Affiliate upon such Participant ceasing to be a Director, unless otherwise determined by the Committee in its sole discretion, such termination of the Participant’s directorship shall not be treated as a Termination of Service unless and until the Participant’s employment or consultancy, as the case may be, terminates. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered a Termination of Service.

3.	Administration.

(a) Authority of the Committee. This Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of this Plan:

(i) to select Eligible Persons to whom Awards may be granted;

(ii) to designate Affiliates;

(iii) to determine the type or types of Awards to be granted to each Eligible Person;

(iv) to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under this Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(v) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, exchanged, or surrendered;

(vi) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person, provided that such deferral shall be intended to be in compliance with Section 409A of the Code;

(vii) to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;

(viii) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer this Plan;

Appendix 2-4

(ix) to correct any defect or supply any omission or reconcile any inconsistency in this Plan and to construe and interpret this Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(x) to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable;

(xi) to determine whether uncertificated Shares may be used in satisfying Awards and otherwise in connection with this Plan; and

(xii) to make all other decisions and determinations as may be required under the terms of this Plan or as the Committee may deem necessary or advisable for the administration of this Plan.

(b) Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under this Plan. Any action of the Committee with respect to this Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under this Plan from or through any Eligible Person, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to other members of the Board or officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law.

(c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of this Plan. No member of the Committee, and no officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to this Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

(d) Limitation on Committee’s Discretion. Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such performance-based compensation.

(e) No Option or SAR Repricing Without Stockholder Approval. Except as provided in the first sentence of Section 4(c) hereof relating to certain anti-dilution adjustments, unless the approval of stockholders of the Company is obtained, (i) Options and SARs shall not be amended to lower their exercise price, (ii) Options and SARs will not be exchanged for other Options or SARs with lower exercise prices, (iii) Options and SARs with an exercise price in excess of the Fair Market Value of the underlying Shares will not be exchanged for cash or other property and (iii) no other action shall be taken with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which the Shares are listed.

(f) Limitation on Committee’s Authority under 409A. Anything in this Plan to the contrary notwithstanding, the Committee’s authority to modify outstanding Awards shall be limited to the extent necessary so that the existence of such authority does not (i) cause an Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code or (ii) cause an Award that is otherwise deferred compensation subject to Section 409A of the Code to fail to meet the requirements prescribed by Section 409A of the Code.

Appendix 2-5

4.	Shares Subject to this Plan.

(a) Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance in connection with Awards under this Plan shall be (i) 18,771,206 plus (ii) the number of Shares subject to awards granted prior to the Effective Date of this Plan under the Company’s 1981 Share Option Plan, its Restricted Share Plan or its 1992 Directors Share Option Plan which awards are, after the Effective Date, forfeited, canceled, surrendered or otherwise terminated without a distribution of Shares to the holder of the award; provided, however, that, subject to adjustment as provided in Section 4(c) hereof, no more than 8,100,000 Shares may be issued as ISOs under this Plan; and, provided, further, that for each SAR, Restricted Share, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent or Other Stock-Based Award issued, such total number of available Shares shall be reduced by 1.18 Shares. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under this Plan, exceeds the number of Shares reserved under the applicable provisions of the preceding sentence. If any Awards are forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under this Plan with respect to such Award shall, to the extent of any such forfeiture, repurchase, settlement, termination, cancellation, exchange or surrender, again be available for Awards under this Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be canceled to the extent of the number of Shares as to which the Award is exercised.

(b) Subject to adjustment as provided in Section 4(c) hereof, the maximum number of Shares (i) with respect to which Options or SARs may be granted during a calendar year to any Eligible Person under this Plan shall be 466,666 Shares, and (ii) with respect to which Performance Shares, Performance Units, Restricted Shares or Restricted Stock Units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code may be granted during a calendar year to any Eligible Person under this Plan shall be 466,666 Shares.

(c) In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, extraordinary distribution or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under this Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, (i) adjust any or all of (x) the number and kind of shares which may thereafter be issued under this Plan, (y) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (z) the exercise price, grant price, or purchase price relating to any Award, or (ii) provide for a distribution of cash or property in respect of any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise; provided, further, that no adjustment shall be made pursuant to this Section 4(c) that causes any Award that is not otherwise deferred compensation subject to Section 409A of the Code to be treated as deferred compensation pursuant to Section 409A of the Code. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives, if any, included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that the Committee shall not have discretion to increase the amount of compensation payable under any Award intended to qualify as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(d) Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

Appendix 2-6

5.	Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(d)), such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of Termination of Service by the Eligible Person.

(b) Options. The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:

(i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that the exercise price per Share of an Option shall not be less than the Fair Market Value of a Share on the date of grant of the Option. The Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

(ii) Option Term. The term of each Option shall be determined by the Committee; provided, however, that such term shall not be longer than ten years from the date of grant of the Option.

(iii) Time and Method of Exercise. The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons.

(iv) ISOs. The terms of any ISO granted under this Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that the ISO shall be granted within ten years from the earlier of the date of adoption or stockholder approval of this Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

(c) SARs. The Committee is authorized to grant SARs (Stock Appreciation Rights) to Eligible Persons on the following terms and conditions:

(i) Right to Payment. A SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise over (2) the exercise price per Share of the SAR, as determined by the Committee as of the date of grant of the SAR (which shall not be less than the Fair Market Value per Share on the date of grant of the SAR and, in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

(ii) Other Terms. The Committee shall determine, at the time of grant or thereafter, the time or times at which a SAR may be exercised in whole or in part (which shall not be more than ten years after the date of grant of the SAR), the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, a SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter and (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

(d) Restricted Shares. The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:

(i) Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without

Appendix 2-7

limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.

(ii) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon Termination of Service during the applicable restriction period, Restricted Shares shall be repurchased by the Company for a nominal amount equal to their par value and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of Termination of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

(iii) Certificates for Shares. Restricted Shares granted under this Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and, unless otherwise determined by the Committee, the Company shall retain physical possession of the certificate and the Participant shall deliver a stock power to the Company, endorsed in blank, relating to the Restricted Shares.

(iv) Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date, and subject to such conditions, as determined by the Committee, in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Unless otherwise determined by the Committee, Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons, subject to the following terms and conditions:

(i) Award and Restrictions. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Stock Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine.

(ii) Forfeiture. Except as otherwise determined by the Committee at the date of grant or thereafter, upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Stock Units relate, all Restricted Stock Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of Termination of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at the date of grant, Dividend Equivalents on the specified number of Shares covered by a Restricted Stock Unit shall be either (A) paid with respect to such Restricted Stock Unit at the dividend payment date in cash or in restricted or

Appendix 2-8

unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Stock Unit and the amount or value thereof automatically deemed reinvested in additional Restricted Stock Units or other Awards, as the Committee shall determine.

(f) Performance Shares and Performance Units. The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Persons on the following terms and conditions:

(i) Performance Period. The Committee shall determine a performance period (the “Performance Period”) of one or more years or other periods and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Person to Eligible Person and shall be based upon the performance criteria as the Committee may deem appropriate. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Performance Shares and Performance Units for which different Performance Periods are prescribed.

(ii) Award Value. At the beginning of a Performance Period, the Committee shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met.

(iii) Significant Events. If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; provided, however, that, in the case of any Award intended to qualify as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code, the Committee shall not have any discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(iv) Forfeiture. Except as otherwise determined by the Committee at the date of grant or thereafter, upon Termination of Service during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of Terminations of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Performance Shares and Performance Units.

(v) Payment. Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing at the time determined by the Committee.

(vi) Restriction on Dividends. No dividends or Dividend Equivalents shall be paid on any Performance Share or Performance Unit until such time (if ever) as the performance criteria associated therewith have been met.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify; provided, however, that, unless otherwise determined by the Committee, Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of any underlying Awards to which they relate.

Appendix 2-9

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of this Plan, including, without limitation, unrestricted shares awarded purely as a “bonus” and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under this Plan, shall also be authorized pursuant to this Section 5(h).

6.	Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under this Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under this Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Person to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as, or a different time from, the grant of such other Awards or awards. Subject to the provisions of Section 3(e) hereof prohibiting Option and SAR repricing without stockholder approval, the per Share exercise price of any Option, or grant price of any SAR, which is granted in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate, or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion.

(b) Term of Awards. The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or SAR exceed a period of ten years from the date of its grant (or, in the case of ISOs, such shorter period as may be applicable under Section 422 of the Code).

(c) Form of Payment Under Awards. Subject to the terms of this Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, notes or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any such deferral shall be intended to be in compliance with Section 409A of the Code. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments, and the Committee may require deferral of payment under an Award if, in the sole judgment of the Committee, it may be necessary in order to avoid nondeductibility of the payment under Section 162(m) of the Code.

(d) Nontransferability. Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his or her guardian or legal representative, provided that Awards that are NQSOs may be transferred or assigned by the optionee to the optionee’s spouse or descendent (any such spouse or descendent, an “Immediate Family Member”) or a corporation, partnership, limited liability company or trust so long as all of the stockholders, partners, members or beneficiaries thereof, as the case may be, are either the optionee or the optionee’s Immediate Family Member, provided, further, that (i) there may be no consideration for any such transfer and (ii) subsequent transfers of the transferred NQSO will

Appendix 2-10

be prohibited other than by will or the laws of descent and distribution. An Eligible Person’s rights under this Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person’s creditors.

(e) Noncompetition. The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with this Plan, including, without limitation, the requirement that the Participant not engage in competition with, solicit customers or employees of, or disclose or use confidential information of the Company or its Affiliates.

7.	Performance Awards.

(a) Performance Awards Granted to Covered Employees. If the Committee determines that an Award (other than an Option or SAR) to be granted to an Eligible Person should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such Award (each, a “Performance Award”) shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 7(a).

(i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(a). The performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, vested, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, vesting, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or Affiliates or other business units or lines of business of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income; (9) Share price or total stockholder return; (10) book value; (11) expense ratio; (12) operating income; and (13) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries, Affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period; Timing for Establishing Performance Goals; Per-Person Limit. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. In all cases, the maximum Performance Award of any Participant shall be subject to the limitation set forth in Section 4(b) or 7(a)(v), as applicable.

Appendix 2-11

(iv) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to the Participant in respect of a Performance Award subject to this Section 7(a). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of Termination of Service of the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(v) Maximum Annual Cash Award. The maximum amount payable upon settlement of a cash-settled Performance Unit (or other cash-settled Award) granted under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code for any calendar year to any Eligible Person shall not exceed $3,000,000.

(b) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m) of the Code. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. Change in Control Provisions. Unless otherwise provided by the Committee at the time of the Award grant, in the event of a Change in Control, (i) all outstanding Awards pursuant to which the Participant may have rights the exercise of which is restricted or limited, shall become fully exercisable at the time of the Change in Control, and (ii) unless the right to lapse of restrictions or limitations is waived or deferred by a Participant prior to such lapse, all restrictions or limitations (including risks of forfeiture and deferrals) on outstanding Awards subject to restrictions or limitations under this Plan shall lapse, and all performance criteria and other conditions to payment of Awards under which payments of cash, Shares or other property are subject to conditions shall be deemed to be achieved or fulfilled at target (if applicable) and shall be waived by the Company at the time of the Change in Control. However, if so determined by the Board, notwithstanding the foregoing, an outstanding Award shall not be subject to the treatment provided in 8(a)(i) and 8(a)(ii) above if and to the extent such Award is, in connection with the Change in Control, either to be assumed by the successor company or parent thereof or to be replaced with comparable awards with respect to capital stock of the successor company or parent thereof, such comparability to be determined by the Committee.

9.	General Provisions.

(a) Compliance with Legal and Trading Requirements. This Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under this Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any stock exchange, regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or any required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of this Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under this Plan may be subject to such other restrictions on transfer as determined by the Committee.

Appendix 2-12

(b) No Right to Continued Employment or Service. Neither this Plan nor any action taken thereunder shall be construed as giving any employee, consultant or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee’s, consultant’s or director’s employment or service at any time.

(c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under this Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable Federal, state and local law.

(d) Changes to this Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate this Plan or the Committee’s authority to grant Awards under this Plan without the consent of stockholders of the Company or Participants, except that any such amendment or alteration shall be subject to the approval of the Company’s stockholders (i) to the extent such stockholder approval is required under the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or (ii) as it applies to ISOs, to the extent such stockholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of this Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.

(e) No Rights to Awards; No Stockholder Rights. No Eligible Person or employee shall have any claim to be granted any Award under this Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a stockholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.

(f) Unfunded Status of Awards. This Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in this Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under this Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of this Plan unless the Committee otherwise determines with the consent of each affected Participant.

(g) Nonexclusivity of this Plan. Neither the adoption of this Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(h) Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees, consultants or directors unless the Company shall determine otherwise.

Appendix 2-13

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction, and effect of this Plan, any rules and regulations relating to this Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws thereof.

(k) Effective Date; Plan Termination. This Plan became effective as of the Effective Date. This Plan shall terminate as to future awards on May 25, 2020 unless earlier terminated or extended by amendment.

(l) Section 409A. Awards under this Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(m) Change of Domicile. This Plan has been amended and restated to give effect to the Company’s change of its jurisdiction of incorporation from Bermuda to Delaware (the “Domestication”), effective December 31, 2011 (the “Domestication Effective Date”). To the extent that Shares are required to, or may, be issued pursuant to an Award, shares of common stock of XOMA Corporation, a Delaware corporation, will be issued upon exercise or payment of any such Award previously or hereafter granted under this Plan, including Awards that were outstanding prior to the Domestication Effective Date. Until surrendered and exchanged, each certificate delivered to a Participant pursuant to this Plan and evidencing outstanding Shares immediately prior to the Domestication Effective Date shall, for all purposes of this Plan and the Shares, continue to evidence the identical amount and number of outstanding Shares at and after the Domestication Effective Date. After the Domestication Effective Date, the Company may make such modifications in the certificates evidencing (and the form of) the Shares as it deems necessary to reflect the substance of the changes to this Plan relating to the Domestication, but no such modifications shall be necessary to reflect the substance thereof.

(n) Titles and Headings. The titles and headings of the sections in this Plan are for convenience of reference only. In the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

Appendix 2-14

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if you

marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/xoma Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 21, 2014.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 21, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

ò  Please detach here  ò

The Board of Directors recommends a vote FOR all of the nominees, and FOR Proposals 2, 3 and 4.

1.	Election of	01 John Varian	04 William K. Bowes, Jr.	07 Kelvin Neu	☐	Vote FOR	☐	Vote WITHHELD
	directors:	02 Patrick J. Scannon, M.D.	05 Peter Barton Hutt	08 Timothy P. Walbert		all nominees		from all nominees
		03 W. Denman Van Ness	06 Joseph M. Limber	09 Jack L. Wyszomierski		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of Amendment to the Company’s Certificate of Incorporation	☐ For ☐ Against ☐ Abstain

3.	Approval of Amendment to the Company’s Incentive and Stock Award Plan	☐ For ☐ Against ☐ Abstain

4.	Ratify selection of Auditors	☐ For ☐ Against ☐ Abstain

5.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the nominees and FOR Proposals 2, 3 and 4.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

XOMA Corporation

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 22, 2014

9:00 a.m. Local Time

2910 Seventh Street

Berkeley, CA 94710

Important notice regarding the Internet availability of proxy materials for the annual meeting of stockholders. The Proxy Statement and the 2013 Annual Report to Shareholders are available at: http://wfss.mobular.net/wfss/xoma.

XOMA Corporation	proxy

The undersigned hereby appoints JOHN VARIAN and FRED KURLAND, and each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all shares of common stock of XOMA Corporation (the “Company”) which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held at the Company’s offices at 2910 Seventh Street, Berkeley, California on May 22, 2014, at 9:00 a.m. local time, and at any adjournment or postponement thereof, with all powers that the undersigned would have if personally present thereat.

See reverse for voting instructions.